As filed with the Securities and Exchange Commission on October 14, 2004

Registration No. 333-114697

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to
Form S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GOLDSPRING, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	7389	65-0955118
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8585 E. Hartford Drive, Suite 400

Scottsdale, Arizona 85255

(480) 505-4040

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert Faber

Chief Executive Officer, President, Secretary and acting- Chief Financial Officer and Secretary

GoldSpring, Inc.

8585 E. Hartford Drive, Suite 400

Scottsdale, Arizona 85255

(480) 505-4040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

RICHARD I. ANSLOW, ESQ.

ANSLOW & JACLIN, LLP

195 ROUTE 9 SOUTH, SUITE 204

MANALAPAN, NEW JERSEY 07726

TELEPHONE NO.: (732) 409-1212

FACSIMILE NO.: (732) 577-1188

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED October __, 2004

PROSPECTUS

GOLDSPRING, INC.

43,689,945 SHARES OF COMMON STOCK

This prospectus relates to the offering by the selling stockholders of up to 21,739,129 shares of our outstanding common stock; and the offering by us of 10,869,575 shares of our common stock issuable in connection with the conversion of our series A warrants; 10,869,575 shares of our common stock issuable in connection with the conversion of our Green Shoe Warrants; and 211,666 shares of our common stock issuable in connection with the conversion of our warrants issued in our recent private placement, which closed on February 23, 2004. This Registration Statement is being filed pursuant to the terms of our recent $10 million equity raise. The subscription agreement for the equity raise provided the investors with registration rights and required us to have a registration statement covering the shares and issuable warrant shares filed and declared effective within ninety days of the closing date of the transaction. We are also registering 211,666 shares of common stock issuable in connection with the conversion of warrants issued in our February 23, 2004 private placement that raised $332,500.

Our common stock is listed on the OTC Bulletin Board under the symbol “GSPG:OB” The last reported sale price of our common stock on October 1, 2004 was $0.28.

      Investing in our common stock involves risks that are described under “Risk Factors” beginning on page __ of this prospectus.

We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds upon the exercise of the warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is October __, 2004

ii

        We are not making any offer of these securities in any state where the offer is not permitted.

iii

PROSPECTUS SUMMARY

This is only a summary and does not contain all of the information that may be important to you. You should carefully read this entire prospectus, especially “Risk Factors” and our financial statements and the related notes included in this prospectus, before deciding to invest in our common stock. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The terms “we,” “us,” “our” and “GoldSpring” refer to GoldSpring, Inc., unless the context otherwise requires.

About Us

We are a North American exploration stage mining company focused on the exploration for gold, precious metals and other minerals. We became an exploration stage mining company through the acquisition of substantially all of the mining assets of Ecovery, Inc. by GoldSpring, Inc. in March 2003 which included 25 unpatented placer claims known as the Gold Canyon and Spring Valley Projects and 17 unpatented lode claims known as the Big Mike Copper Project. On November 1, 2003, we acquired The Plum Mining Company LLC, or Plum. The Plum property consists of two gold and silver projects: The Billie the Kid Project, which is comprised of the Billie the Kid/Lucerne Pit and the Como Mining Claims. Plum’s property interests include 28 unpatented mining claims; mineral exploration and mining leases for 12 patented and 13 unpatented mining claims; and title to 40 acres of private land with improvements such as a Merrill-Crowe gold precipitation plant and a primary ore crusher. On November 18, 2003, we commenced test mining on the Plum property, and we are currently recovering gold and silver.

We were incorporated in Florida in 1999. Our authorized capital stock consists of 500,000,000 shares of common stock, $.000666 par value per share.

Where You Can Find Us

Our executive office is located at 8585 E. Hartford Drive, Suite 400, Scottsdale, Arizona 85255. Our telephone number is (480) 505-4040, and our facsimile number is (480) 505-4044.

Plan of Distribution

We are registering the common stock to permit security holders to conduct secondary trading of these securities from time to time after the date of this prospectus. We will not receive any proceeds from the sale of the securities covered by this prospectus, other than the consideration due for the purchase of the securities upon exercise of the warrants.

This Registration Statement is being filed pursuant to the terms of certain registration rights granted to stockholders in connection with our private placement of 21,739,129 shares of common stock in March 2004. The subscription agreement for that equity raise provided the investors with registration rights and required us to have a registration statement covering the shares and issuable warrant shares issued in the transaction filed and declared effective within 90 days of the March 22, 2004 closing date. In the event the registration statement was not declared effective within the 90-day period, a penalty of two percent (2%) of the amount raised in the private placement would be assessed for each 30-day period after the expiration of the 90 days. The 90-day period expired on June 21, 2004. As of October 1, 2004, the Company has accrued a penalty of $ 800,000. Until this registration statement is declared effective, the penalty will continue to accrue at $200,000 for each 30-day period following October 1, 2004. While we intend to negotiate a compromise of the terms of the penalty with the stockholders, we cannot guarantee we will be successful in this negotiation. We are also registering 21,950,816 shares of common stock issuable in connection with the conversion of our series A warrants, our Green Shoe warrants and the warrants issued in our February 23, 2004 private placement.

All of the common stock being registered is being offered by the selling stockholders, including the 21,739,129 shares of our outstanding common stock, 10,869,575 shares of common stock issuable in connection with conversion of A warrants, 10,869,575 shares of common stock issuable in connection with conversion of Green Shoe Warrants, and 211,666 shares of common stock issuable in connection with the conversion of warrants issued in our recent private placement, which closed on February 23, 2004. Such shares of our common stock may be sold from time to time to purchasers directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders for whom they may act as agent. The selling stockholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling stockholders in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act. We will bear all expenses of the offering of shares of our common stock by the selling stockholders other than payment that they may agree to make to underwriters.

Summary Consolidated Financial and Operating Data

The following summary consolidated financial and operating data should be read together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2002 and 2003 and the summary consolidated statements of operations data for each of the three years in the three year period ended December 31, 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data and consolidated statements of operations for the six-month periods ended June 30, 2003 and June 30, 2004 have not been audited.

	As Restated Year Ended December 31,			As Restated As of June 30,
	2001	2002	2003	2003		2004
Consolidated Statements of Operations:
Revenues:	$3,471	$1,157	$-		$-		$-
Total Revenues:	3,471	1,157	-		-		-
Cost of Revenues:	0	0	0		0		0
Gross Profit	3,471	1,157	-		-		-
Operating Expenses:
Selling General and Administrative expenses	74,948	66,822	4,645,792		-		816,828
Depreciation and amortization expense	13,264	13,264	1,118		-		-
Total Operating expenses	88,212	80,086	4,646,910		-		816,828
Income (loss) from Operations	(84,741)	(78,929)	(4,646,910)		-		(816,828)
Other income (expenses):
Interest income	-	-	1,891		-		12,636
Gain on Derivative Instruments							395,150
Unrealized Loss: Investment							(42,180)
Total other income (expenses)	-	-	1,891		-		365,606
Income (loss) before income taxes	(84,741)	(78,929)	(4,645,019)		-		(451,222)
Income tax provision (benefit)	-	-	(940,000)		-		(480,000)
Net Income (loss)	$(84,741)	$(78,929)	$(3,705,019)		$-		$28,778
Net income (loss) per share:
Basic	$(0.087)	$(0.019)	$(0.027)	$	nil	$	nil

Basic Weighted Average Number of Shares Outstanding	971,278	4,228,181	135,138,511		100,410,000		184,291,427

	As Restated Year Ended December 31,			As Restated As of June 30,
	2001	2002	2003	2003	2004
Consolidated Balance Sheet Data
Cash and cash equivalents	$-	$318	$364,138	$318	$5,610,321
Total assets	$43,737	$1,436	$3,938,923	$219,138	$13,790,812
Total long-term debt,including current portion	$148,181	$-	$1,000,000	$-	$800,000
Total shareholders' equity (deficit)	$(172,944)	$(47,886)	$2,780,649	$71,197	$12,108,927

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this prospectus. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risks Related to Our Business

We Have Limited Resources and Our Inability to Obtain Additional Financing Could Negatively Affect OurDevelopment, Growth and Success

We have incurred substantial losses since our inception, and we are currently experiencing a cash flow deficiency from operations. Our current cash flow and capital resources are limited, and we may require additional funds to achieve our business strategy. We may not be able to secure further financing in the future. If we are not able to obtain additional financing on reasonable terms, we may not be able to execute our business strategy. If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our growth plans, which could have a material negative effect on our business, operating results, and financial condition. All of these factors could hamper our ability to be considered a going concern.

We Have Limited Revenue to Date and Are Subject to All Risks of any Exploration Stage Mining Company and Developing Business

Although we have recently begun to generate some revenue from gold and silver sales, the Company has not generated an operating profit. We are subject to all of the risks inherent in an exploration stage mining company and a developing business enterprise, which could have an impact on our development, growth and success.

We do not Have Identified Sources of Additional Capital, Which May Prevent Future Activities

We do not have any arrangements with investment banking firms or institutional lenders. Because we will need additional capital in the future to fund mining operations, we will have to expend significant effort to raise operating funds. These efforts may not be successful, and they may be disruptive to our executives’ other responsibilities and our operations. In the absence of necessary capital, we will have to limit or curtail operations.

We Will Not Be Successful Unless We Recover Precious Metals and Sell Them for a Profit

Our success and possible growth will depend on our ability to recover precious metals, process them, and successfully sell them for more than the cost of production. The success of this process is dependent on the market prices in relation to our costs of production. We may not always be able to produce at a profit because we can only maintain a level of control over our costs and have no ability to control the market prices. The total cash costs of production at any location are frequently subject to great variation from one year to the next due to a number of factors, such as the changing composition of ore grade or mineralized material, metallurgy and mining activities in response to the physical shape and location of the ore body or deposit. In addition cash costs are affected by the price of commodities such as fuel and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any one location could have a significant effect on our ability to earn a profit.

The Cost of Our Acquisition and Exploration Activities Are Substantial and There Is No Assurance that the Quantities We Discover or Acquire Will Justify Commercial Operations or Replace Reserves Established in the Future

Mineral exploration, particularly for gold and other precious metals, is highly speculative in nature, involves many risks and frequently is nonproductive. There can be no assurance that our acquisition and exploration activities will be commercially successful. Once gold mineralization is discovered, it may take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to acquire existing gold properties, to establish ore reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. There can be no assurance that any gold reserves or mineralized material that may be acquired or discovered in the future will be in sufficient quantities or of adequate grade to justify commercial operations or that the funds required for development can be obtained on a timely basis. Mining companies must continually replace mineralized material or reserves depleted by production. As a result of the risks discussed above, there can be no assurance that the Company will be successful in replacing any reserves or mineralized material acquired or established in the future.

We Have Invested Capital in High Risk Mining Projects Where We Have Not Conducted Sufficient Exploration and Engineering Studies

We have invested capital in various mining properties and projects in North America where we may not have conducted sufficient exploration and engineering studies to minimize the risk of project failure to the extent that is typical in the mining industry.

The Price of Gold Fluctuates on a Regular Basis and a Downturn in Price Could Negatively Impact Our Operations and Cash Flow

Our profitability is significantly affected by changes in the market price of gold. Gold prices can fluctuate widely and may be affected by numerous factors such as expectations for inflation, levels of interest rates, currency exchange rates, central bank sales, forward selling or other hedging activities by producers, demand for precious metals, global or regional political and economic crises and production costs in major gold-producing regions such as South Africa and the former Soviet Union. The aggregate effect of these factors, all of which are beyond the Company’s control, is impossible for the management of the Company to predict. The demand for and supply of gold affect gold prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of gold consists of a combination of new mining production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals. As the amount produced in any single year constitutes a small portion of the total potential supply of gold, normal variations in current production do not have a significant impact on the supply of gold or on its price. If gold prices decline substantially, it could adversely affect the realizable value of our assets and potential future results of operations and cash flow.

The Use of Hedging Instruments May Prevent Gains Being Realized from Subsequent Price Increases

The Company has currently sold some future production of gold pursuant to hedge positions. If the gold price rises above the price at which future production has been committed under these hedge instruments, we will have an opportunity loss. However, if the gold price falls below that committed price, our revenues will be protected to the extent of such committed production. In addition, we may experience losses if a hedge counterparty defaults under a contract when the contract price exceeds the gold price.

Since Our Business Consists of Exploring for or Acquiring Gold Prospects, the Drop in the Price of Gold Will Negatively Affect our Asset Values, Cash Flows, Potential Revenues and Profits

Our plan is to pursue opportunities to acquire properties with gold mineralized material or reserves with exploration potential. The price that we pay to acquire these properties will be, in large part, influenced by the price of gold at the time of the acquisition. Our potential future revenues are expected to be derived from the mining and sale of gold from these properties or from the outright sale of some of these properties. The value of any gold reserves and other mineralized material, and the value of any potential mineral production there from, will vary in direct proportion to variations in those mineral prices. The price of gold has fluctuated widely and is affected by numerous factors beyond our control. The effect of these factors on the price of gold, and therefore the economic viability of any of our projects, cannot accurately be predicted. Any drop in the price of gold would negatively affect our asset values, cash flows, potential revenues and profits.

Competition with other Mining Companies

We will be in competition with other mining companies or individuals, including large, established mining companies with substantial capabilities and financial resources, to attract and retain key employees with technical skills and experience or to acquire rights to mining properties containing gold and other minerals. There is a limited supply of desirable mineral lands available for claim staking, lease or other acquisition. There can be no assurance that we will be able to attract and retain key personnel and acquire mining properties against competitors with substantially greater financial resources than us.

Our Activities are Inherently Hazardous and Any Exposure May Exceed Our Insurance Limits or May Not Be Insurable

Mining exploration and operating activities are inherently hazardous. Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which we have direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or, we could elect not to insure ourselves against such liabilities due to high premium costs or other reasons, in which event, we could incur significant costs that could have a material adverse effect on our financial condition.

We do not have Proven or Probable Reserves and Our Mineral Calculations are Only Estimates; Any Material Change May Negatively affect the Economic Viability of Our Properties

Substantial expenditures are required to acquire existing gold properties with established reserves or to establish proven or probable reserves through drilling and analysis. We do not anticipate expending sums for additional drilling and analysis to establish proven or probable reserves on our properties. We drill in connection with our mining activities and not with the sole purpose of establishing proven and probable reserves. Therefore, most of our mining activity must be called exploration or test mining. While we calculate the amount of mineralized material we believe exists on our properties, our calculations are estimates only, subject to uncertainty due to factors including metal prices and recoverability of metal in the mining and mineral recovery process. There is a great degree of uncertainty attributable to the calculation of any mineralized material, particularly where there has not been significant drilling and analysis. Until the mineralized material located on our properties is actually mined and processed, the quantity and quality of the mineralized material must be considered as an estimate only. In addition, the quantity of mineralized material may vary depending on metal prices. Any material change in the quantity of mineralized material may negatively affect the economic viability of our properties. In addition, there can be no assurance that we will achieve the same recoveries of metals contained in the mineralized material as in small-scale laboratory tests or that we will be able to duplicate such results in larger scale tests under on-site conditions or during production.

Our Operations are Subject to Strict Environmental Regulations, Which Result in Added Costs of Operations and
Operational Delays

Our operations are subject to environmental regulations, which could result in additional costs and operational delays. All phases of our operations are subject to environmental regulation. Environmental legislation is evolving in some countries and jurisdictions in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not negatively affect our projects. We are not insured against most environmental risks. We are currently subject to environmental regulations with respect to our properties in Nevada.

We have No Insurance for Environmental Problems

Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) has not been available generally in the mining industry. We have no insurance coverage for most environmental problems. In the event of a problem, the payment of environmental liabilities and costs would reduce the funds available to us for future operations. If we are unable to fund fully the cost of remedying an environmental problem, we might be required to enter into an interim compliance measure pending completion of the required remedy.

We are Subject to Federal Laws Which Require Environmental Assessments and Bond/Surety Postings Which Add Significant
Costs to Our Operations and Delays in Our Projects

The Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project undertaken by us. Our mining operations are required to be covered by reclamation bonds deemed adequate by regulators to cover these risks. We believe we currently maintain adequate reclamation bonds for our operations.

Changes in State Laws, Which are Already Strict and Costly, Can Negatively Affect Our Operations by Becoming Stricter and Costlier

At the state level, mining operations in Nevada are also regulated by the Nevada Division of Environmental Protection, or NDEP. Nevada state law requires the Plum Mining Company and the GoldSpring Placer Projects to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, we are required to hold Nevada Reclamation Permits required under Nevada law. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have a negative impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Title Claims Against Our Properties Could Require Us to Compensate Parties, If Successful, and Divert Management’s
Time From Operations

There may be challenges to our title in the properties in which we hold material interests. If there are title defects with respect to any of our properties, we might be required to compensate other persons or perhaps reduce our interest in the effected property. The validity of unpatented mining claims, which constitute most of the Company’s land holdings in the United States, is often uncertain and may be contested by the federal government and third parties. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of U.S. federal and state statutory and decisional law. Although we have attempted to acquire satisfactory title to our properties, we have not obtained title opinions or title insurance with respect to the acquisition of the unpatented mining claims. While we have no pending claims or litigation pending contesting title to any of our properties, there is nothing to prevent parties from challenging our title to the property. While we believe we have satisfactory title to our properties, some risk exists that some titles may be defective or subject to challenge. Also, in any such case, the investigation and resolution of title issues would divert management’s time from ongoing exploration programs.

We Do Not Intend to Pay a Cash Dividend on Our Common Stock in the Near Term and, Consequently, Your Only Opportunity to Achieve a Return on Your Investment Is If the Price of Our Stock Appreciates

We do not plan to declare cash dividends on shares of our common stock in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no assurance that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay.

Our Business Depends on a Limited Number of Key Personnel, the Loss of Whom Could Negatively Affect Us

Robert Faber, Chief Executive Officer, President and acting-Chief Financial Officer and John Cook, Chairman of the Board, are important to our success. If either of them become unable or unwilling to continue in their present positions, our business and financial results could be materially negatively affected.

If We Fail to Adequately Manage Our Growth, We May Not Be Successful in Growing Our Business and Becoming Profitable

We plan to expand our business and the number of employees over the next 12 months. In particular, we intend to hire additional administrative personnel and to increase expenditures for investor relations. We expect that any such growth will place stress on our operations, management, and employees. Any failure to adequately address the needs of our growing business could have a negative impact on our chances of success.

Shares and warrants issued may not have complied with or violated federal and state securities laws and, as a result, the holders of these shares and warrants may have rescission rights.

Shares issued and warrants issued may not have complied with or violated federal and state securities laws, the result of which is that the holders of these shares and warrants may have rescission rights that could require us to reacquire the shares and warrants for the original purchase price of such shares and warrants.

Offering Risks

If Our Share Price is Volatile, We May Be the Target of Securities Litigation, Which Can Be Costly and Time-Consuming to Defend

In the marketplace, following periods of market volatility in the price of a company’s securities, security holders have often instituted class action litigation. If the market value of our common stock experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.

Future Sales of Our Common Stock in the Public Market Could Lower Our Stock Price, and Conversion of Our Warrants and Any Additional Capital Raised by Us May Dilute Your Ownership in Us

We may sell additional shares of common stock in subsequent offerings. In addition, holders of warrants to purchase our common stock will, most likely, exercise their warrants to purchase shares of our common stock after this registration statement is declared effective. We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, including shares issued in connection with the exercise of the warrants, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

The Requirements of Being a Public Company May Strain Our Resources and Distract Management

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, or Exchange Act, and the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight is required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Shares Eligible for Public Sale in the Future Could Decrease the Price of Our Common Shares and Reduce Our Future Ability to Raise Capital

Sales of substantial amounts of our common stock in the public market could decrease the prevailing market price of our common stock and our ability to raise equity capital in the future.

“Penny Stock” Rules May Make Buying or Selling Our Common Stock Difficult

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers that sell penny stocks to certain types of investors are required to comply with the SEC’s regulations concerning the transfer of penny stocks. These regulations require broker-dealers to:

-	Make a suitability determination prior to selling a penny stock to the purchaser;
-	Receive the purchaser's written consent to the transaction; and
-	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include statements regarding: proposed new programs; expectations that regulatory developments or other matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “goal,” “budget,” “schedule, ” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements are based on a number of assumptions, estimates and information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to: fluctuations in the price of gold or certain other commodities (such as silver, copper, diesel fuel and electricity), changes in national and local government legislation, taxation, controls, regulations and political or economic developments in the United States or other countries in which we may carry on business in the future; business opportunities that may be presented to, or pursued by us; the ability to successfully integrate acquisitions; operating or technical difficulties in connection with exploration or mining activities; and the speculative nature of gold exploration, including risks of diminishing quantities or grades of reserves; and contests over our title to properties. In addition, there are risks and hazards associated with the business of gold exploration and mining, including environmental hazards, industrial accidents, unusual or unexpected formations and we may have no insurance or inadequate insurance to cover these risks. Many of these uncertainties and contingencies can affect our actual results and could cause our actual results to differ materially from those expressed or implied in any forward-looking statements made by or on behalf of us. Specific reference is made to “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. These cautionary statements qualify all of the forward-looking statements made in this prospectus. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, you should draw no inference that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by this prospectus by the selling stockholders. However, we will receive proceeds upon the exercise of the series A warrants, the Green Shoe Warrants and the warrants issued in our recent private placement. We will use any proceeds received from the exercise of these warrants and the issuance of the common stock by this prospectus for general corporate purposes, including our ongoing business operations.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all of our earnings, if any, for the foreseeable future to finance the operation and expansion of our business. Therefore, we do not anticipate paying any dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors may deem relevant. There can be no assurance that we can achieve such earnings.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2004:

•	on an actual basis; and

•	on a pro forma basis to give effect to the exercise of our series A warrants, our Green Shoe Warrants and our warrants issued in our recent private placement.

You should read the following table together with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As Restated As of June 30, 2004
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)(in thousands)
Cash and cash equivalents	$5,610	$14,560	$20,170

All other Assets	8,181		8,181

Total Assets	$13,791		$28,351

Debt (including current maturities)	$1,682		$1,682

Stockholders' equity:
Common Stock, $0.000666 par value, 500,000,000 shares authorized and 192,859,611 issued and outstanding, actual and 214,808,424 outstanding Pro Forma	128	15	143
Additional paid-in capital	15,657	14,545	30,202

Accumulated deficit	(3,676)		(3,676)

Total stockholders' equity	$12,109	$14,560	$26,667
Total capitalization	$13,791		28,351

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated financial and operating data should be read together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1999, 2000, 2001, 2002 and 2003 and the selected consolidated statements of operations data for each of the five years in the period ended December 31, 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data and consolidated statements of operations for the three-month periods ended June 30, 2003 and June 30, 2004 have not been audited. This prospectus does not contain any additional information for the years 1999 and 2000. Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,					For the Quarter Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
Consolidated Statements of Operations:
Revenues
Production	$-	$-	$-	$-	$-	$-	$-
Production	$-	$7,162	$3,471	$1,157	$-	$-	$-
Total Revenues:	-	7,162	3,471	1,157	-	-	-
Cost of Revenues:	-	-	-	-	-	-	-
Gross Profit	-	7,162	3,471	1,157	-	-	-
Operating Expenses:
Organization	5,554	-	-	-	-	-	-
Consulting	-	-	-	-	4,258,235	-	-
General and administrative	6,349	267,082	74,948	57,177	387,557	-	-
Research and developmental	9,056	60,263	-	9,645	-	-	-
Marketing and promotional	914	38,517	-	-	-	-	382,240
Depreciation and amortization expense	13,265	13,265	13,264	13,264	1,118	-	-
Total Operating expenses	35,138	379,127	88,212	80,086	4,646,910	-	382,240
Income (loss) from Operations	(35,138)	(371,965)	(84,741)	(78,929)	(4,646,910)	-	(382,240)
Other income (expenses):
Interest income	-	-	-	-	1,891	-	12,178
Gain on Derivatives							395,150
Unrealized Loss							(42,180)
Total other expenses	-	-	-	-	1,891	-	365,148
Income (loss) before income taxes	(35,138)	(371,965)	(84,741)	(78,929)	(4,645,019)	-	(17,092)
Income tax provision (benefit)	-	-	-	-	(940,000)	-	-
Net income (loss)	$(35,138)	$(371,965)	$(84,741)	$(78,929)	$(3,705,019)	$-	$(17,092)

	Year Ended December 31,						For the Quarter Ended June 30,
	1999		2000	2001	2002	2003	2003		2004
Net income (loss) per share:
Basic	$	nil	$(0218)	$(0.087)	$(0.019)	$(0.027)	$	nil	$	nil

Basic weighted average number of shares outstanding		1,500,000	1,704,000	971,278	4,228,181	135,138,511		100,410,000		184,291,427

	As Restated Year Ended December 31,					As Restated As of June 30,
	1999	2000	2001	2002	2003	2003	2004
Consolidated Balance Sheet Data
Cash and cash equivalents	$1,341-	$-	$-	$318	$364,138	$318	$5,610,321
Total assets	$43,622	$66,748	$43,737	$1,436	$8,751,438	$1,436	$13,790,812
Total long-term debt, including
current portion	$-	$75,000	$148,181	$-	$1,000,000	$-	$900,000
Preferred stock	$-	$-	$-	$-	$-	$-	$-
Total shareholders' equity (deficit)	$762	$(88,203)	$(172,944)	$(47,886)	$2,780,649	$(47,886)	$12,108,927

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our consolidated financial statements and the related notes appearing at the end of this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Overview and Background

We are a North American exploration stage mining company focused on the exploration for gold, precious metals and other minerals. Our primary focus is precious metal exploration. We currently own mining properties in the United States and own mineral permits in Alberta, Canada. We are seeking to acquire, develop and operate precious metals, copper and other mineral properties in the United States, Canada and Mexico. Our business plan is to acquire mining projects with sufficient mineralized material or established reserves, with exploration potential where the project is in the advanced development and permitting stages and that can be put into near-term operation and production.

We do not anticipate spending substantial capital on outside engineering firms to establish proven or probable reserves. >From time to time, however, we shall engage outside mining and engineering firms to audit proven and probable reserves calculated by our engineering staff. We will use our judgment, based on the drilling and analysis that has already been conducted on the properties and any additional drilling or analysis we determine reasonably necessary, as to whether we can conduct test mining operations on our properties for a profit. Our current operations are located in and around Virginia City, Nevada, about 30 miles south and east of Reno. To date, we have acquired The Plum Mining Company LLC, which included the Billie the Kid/Lucerne open pit gold and silver mining project, the Como gold and silver project, the unpatented gold placer claims held by GoldSpring, LLC, and the copper lode claims held by Ecovat Copper Nevada LLC. As part of the Plum transaction, we also acquired 40 acres of land, which has an office building, a maintenance building and laboratory facilities and a heap leach permit.

Reason for Registration

We are registering the common stock to permit security holders to conduct secondary trading of these securities from time to time after the date of this prospectus. We will not receive any proceeds from the sale of the securities covered by this prospectus, other than the consideration due for the purchase of the securities upon exercise of the warrants. This Registration Statement is being filed pursuant to the terms of certain registration rights granted to stockholders in connection with our private placement of 21,739,129 shares of common stock in March 2004. The subscription agreement for that equity raise provided the investors with registration rights and required us to have a registration statement covering the shares and issuable warrant shares issued in the transaction filed and declared effective within 90 days of the March 22, 2004 closing date. In the event the registration statement was not declared effective within the 90-day period, a penalty of two percent (2%) of the amount raised in the private placement amount would be assessed for each 30-day period after the expiration of the 90 days. The 90-day period expired on June 21, 2004. As of October 1, 2004, the Company has accrued a penalty of $800,000. Until this registration statement is declared effective, the penalty will continue to accrue at $200,000 for each 30-day period from October 1, 2004. While we intend to negotiate a compromise of the terms of the penalty with the stockholders, we cannot guarantee we will be successful in this negotiation. We are also registering 21,950,816 shares of common stock issuable in connection with the conversion of our series A warrants, our Green Shoe warrants and the warrants issued in our February 23, 2004 private placement.

Liquidity and Capital Resources

As of the date of this prospectus, we have yet to realize an operating profit. At this time, we believe we have adequate capital resources to execute the preliminary stage of our business plan. As additional acquisition opportunities are identified, we may have to raise more capital to fund those acquisition projects.

We recorded an operating loss of $3,705,019 for the year ended 2003 versus a loss of $78,929 in 2002. Our results in 2003 were negatively impacted by $4,258,235 of consulting fees that were expensed in 2003. Specifically, between February 2002 and March 11, 2003 (prior to the Plan and Agreement of Reorganization), we entered into various contractual arrangements whereby we issued 26,726,932 shares of common stock valued at $4,123,278 as consideration for investor relations, business advisory and related consulting services. The entire amount, however, was not recognized as an expense until 2003.

In March 2003, in connection with the acquisition of Ecovery, we issued 90,000,000 restricted shares of our common stock to the Ecovery shareholders and paid $100,000 in cash to Ecovery for GoldSpring, LLC’s gold placer claims and Ecovat Copper Nevada LLC’s copper claims.

Prior to April 2003, we had entered into various contractual arrangements to issue common stock as consideration for investor relations, business advisory and related consulting services. A total of 26,726,932 common shares valued at $4,123,278 were issued for consulting services during the period February 2002 through March 24, 2003. The entire amount was realized as an expense in 2003.

Since March 2003, we have raised $12.3 million in capital, of which $10.3 million was raised in two transactions in the first quarter of 2004. In March 2004, we closed a $10 million Private Investment in a Public Entity (PIPE) transaction through Merriman Curhan Ford & Co. of San Francisco, California. We received gross proceeds of $10 million from a group of 33 accredited institutional and individual investors. Pursuant to the terms and conditions of the transaction, we issued 21,739,129 shares of unregistered restricted common stock at a price of $0.46 per share. These shares represented approximately 10% of the outstanding shares of the Company. The investors also received two forms of warrants in this transaction. The Green Shoe Warrants allow the investor group to purchase an additional 10,869,575 shares of common stock under the same terms and conditions as the initial allotment of shares at a price of $0.46 per share. The Green Shoe Warrants are exercisable for a period of 180 days from the effective date of this registration statement. The series A warrants allow the investor group to purchase 10,869,575 shares of common stock at an exercise price of $0.86 per share and are exercisable during the 4-year period ending March 2008. This registration statement is registering for resale all of the shares and warrant shares issued in the transaction. The Company paid Merriman Curhan Ford & Co. a fee of $700,000 for their investment banking services in this transaction.

The terms and conditions of the PIPE transaction restricted our use of the $ 10 million proceeds as follows: $3,000,000 to accelerate the ramp up of existing gold, silver and copper mineralized material into production; $3,000,000 to complete and bring to production those acquisitions currently under executed letters of intent; $2,000,000 for additional acquisitions, development and exploration; $2,000,000 for working capital. If we wish to deviate from this use of proceeds schedule by more than 15% per item or more than 25% in the aggregate, we must receive the prior written consent of the investors holding the majority of the shares issued in the transaction.

We announced, in February 2004, a private placement offering for accredited investors. This offering allowed private investors the opportunity to invest a maximum of $500,000 (66 2/3 units). Units were offered for $7,500, each consisting of 10,000 shares of the Company’s restricted common stock, par value $.000666 and 5,000 warrants exercisable at $1.00 for a one-year period. The proceeds of this private placement were to be used for general working capital. We had the right to redeem the restricted shares from the investors within 120 days of the purchase of the shares at the same price paid by the investor and the investor would retain the warrants. The restricted shares, if not redeemed by the Company, were to remain restricted for one year from the date of issuance. The terms of the offering called for it to remain open to investors for up to ten business days. We decided to close the offering on February 23, 2004, at which time $332,500 (representing 44 1/3 units) had been invested. We issued 443,333 shares of restricted common stock and 221,666 warrants in connection with this offering. Pursuant to the terms and conditions of the private placement offering, in April 2004, we redeemed 100,000 shares that had been issued in the offering at a price of $0.75 per share, which was the market price on the date of the redemption.

The terms of the private placement offering in February 2004 provided the investors with registration rights for the warrant shares commencing 180 days after the date of issuance. Two directors of the Company subscribed to the private placement offering. Under the terms of the offering, the directors were issued an aggregate of 10,000 warrants. The directors have requested that their warrant shares not be registered for resale. Therefore, this registration statement seeks to register only 211,666 common shares issuable upon the conversion of the warrants issued in the private placement.

In December 2003, we initiated the application process to be listed on the American Stock Exchange (AMEX). We have not yet received approval from the AMEX.

Accounting Treatment Change

On June 24, 2004, we filed the following amended Exchange Act documents: (1) Form 10-KSB for the year ended December 31, 2003; and (2) Form 10-QSB for the quarter ended March 31, 2004. After careful review and consideration, we have elected to change the accounting treatment of the original transaction between Ecovery, Inc. and us to treat it as a reverse merger and not as a business combination. In connection with the change in accounting treatment of the original transaction, the seller and the Company have mutually agreed to cancel the 46,500 convertible redeemable preferred shares in favor of 20% net proceeds contingent royalty agreement. Incorporated in this filing is the restatement of the financial statements to reflect the accounting treatment changes for recording these transactions.

At the time of the acquisition of substantially all of the assets of Ecovery, Inc. in March 2003, we adopted the business combination accounting treatment to record this transaction, whereby the market value of the common stock exchanged for the assets plus the book value of the assets acquired were used to determine the valuation of the transaction. Employing this accounting treatment for the transaction, we recorded approximately $8.9 million of goodwill, which is an intangible asset. In June 2004, we concluded that the reverse merger accounting treatment more appropriately reflected the nature of this transaction after considering such factors as (a) the change in control of our company based on the number of our shares issued to the Ecovery shareholders in the transaction; (b) the sole officer and director of our company resigned on the effective date of the transaction; and (c) the fact that we had no operations prior to the Transaction. Under the reverse merger accounting treatment, historical asset values (book value of the assets) are utilized to determine the valuation of the transaction. Accordingly, no goodwill was generated with this transaction.

In connection with the preparation and filing of this registration statement of the Company’s securities, management reevaluated its accounting for certain convertible, redeemable preferred stock issued to Harlesk Nevada, a company controlled by Leslie L. Cahan, a GoldSpring Director since 2003. Since the substance of the economic arrangement between Harlesk Nevada and us was to provide a maximum financial benefit of $4.65 million to Harlesk Nevada by way of a 20% net proceeds royalty contingent obligation (subject to a continuing 2% NSR royalty) when and if the Gold Canyon and Spring Valley properties were put into commercial production, our management and Harlesk Nevada mutually agreed to cancel the preferred stock and restate the same obligation in a net proceeds royalty agreement between the parties. Accordingly, the Gold Canyon and Spring Valley assets have been adjusted to reflect the cancellation of the preferred stock.

Pursuant to our decision to adopt these accounting treatments, the financial statements have been restated and are presented within this prospectus to reflect the new accounting treatment changes. These changes in accounting treatment have no impact on our results of operations.

Second Quarter Operating Results

We had no revenues from operations during the three-month periods ended June 30, 2004 and June 30, 2003. Since the acquisition of Plum Mine in November 2003, we have focused our resources on developing and bringing into test mining production the Billie the Kid/Lucerne Project, which was one of the projects obtained with the Plum transaction. We have invested over $4 million in infrastructure at this project to date, which includes leach pad construction, processing equipment, haul roads, precipitating equipment, final permitting, water rights and general start-up costs. We put the project into test mining production effective the third quarter of 2004. As of September 20, 2004, the test mining at this project has produced approximately 1,500 ounces of gold and 6,500 ounces of silver. We anticipate that gold and silver production from this test mining will continue as per our mine plan.

During the second quarter 2004, we realized a net investment gain of $322,968 consisting of realized gains on derivative instruments and an unrealized loss on a gold investment that was sold after June 30, 2004. On a limited basis, the Company enters into spot deferred contracts (derivative instruments) to secure the selling price for certain anticipated gold and silver production from test mining and to manage risks associated with fluctuating precious metal prices. At the end of June 2004, the Company did not have any deferred spot contracts or hedging/derivative instruments outstanding. As of October 1, 2004, we had deferred contracts for 10,000 ounces of gold outstanding at an average price of $407.50. There were not any other derivative contracts open as of October 1, 2004.

Operations

The Billie The Kid/ Lucerne Project:

As of June 30, 2004, we have spent approximately $3,500,000 of cash at the Plum Mining facility in infrastructure development and mining activities. The breakdown of the investment is as follows: $150,000 for additional reclamation bond requirements; $2,000,000 in construction and development of the operations infrastructure, including a fully constructed, inspected and lined heap leach pad and pond facility and a recovery system for the gold and silver; and $1,400,000 for mining, hauling, screening and agglomeration.

Construction of a million ton heap leach pad, which is located near the existing pad at the Plum facility, commenced in June 2004. This pad will accommodate larger scale daily production than the existing pad. Once the larger pad is complete, mining will be conducted simultaneously on the Billie the Kid and the Lucerne mine faces. We are also seeking a permit modification for the heap leach pad to expand the tonnage to five million tons. Although there is no guarantee that we will be successful, we believe that our efforts will result in the permit modification.

We are currently planning and performing exploration work on the Billie the Kid/Lucerne property to accurately identify the extent of mineralized material and to expand the mineralized material inventory. Efforts continue to expand our mineral rights in and around the Billie the Kid/Lucerne project by staking additional claims and through acquisitions.

GoldSpring Placer Claims

Our first acquisition was the GoldSpring Placer Claims, located on 850 acres near the intersections of Highway 341 and Highway 50, about 7.8 miles east of Carson City, Nevada and three miles south of Plum. We are developing an exploration plan for these claims. In addition to our own team, we intend to employ experienced and knowledgeable mining consultants who are familiar with the gold mineralization of the Carson City area. We expect the actual exploration program to commence during the second or third quarter of 2005.

A 1,000-ton test permit has been secured, and we intend to utilize our RMS Ross turnkey gravity plant and a 250-kilowatt power plant to perform the test. The operating test is scheduled to commence in the first or second quarter of 2005. All of our activities associated with the Goldspring placer mining claims are exploratory in nature. Because reserves have not been established for the Goldspring placer mining claims, all activity on this property will be test mining. We anticipate that neither crushing nor chemicals will be used or required in the test mining operations.

The Big Mike Copper Project

The Big Mike Copper project is located approximately 32 miles south of Winnemucca in Pershing County, Nevada. The project covers a total of 310 acres and consists of 17 unpatented lode mining claims and one placer mining claim. We have not completed any exploration or development activity on the Big Mike project. We anticipate that the project will be a low-cost copper oxide leaching operation to recover copper from the copper oxide bearing material remaining from the leaching operation carried out on the property by a prior owner. The property includes an open pit, mined material in a stockpile and waste dumps. We believe the property has exploration potential for primary and oxide copper.

We are in the process of negotiating a joint venture to develop and operate the Big Mike Copper Project. The current price of copper has enhanced the economic viability of this project and has prompted us to accelerate our efforts to place it into production.

Water Rights

We have acquired over 11 million gallons per year of water rights, which is sufficient to support our current test mining operations in Storey County, Nevada in an uninterrupted and continuous manner once our test mining is successfully completed and we commence commercial production. The Plum property and the Gold Spring placer claims occupy the same Basin No. 103, as designated by the Nevada Department of Water Resources, which enables us to transfer the water to different locations within the same basin if needed for future development of the GoldSpring placer claims. We also have other reliable water sources within the same state designated water basin and will seek opportunities to acquire additional water rights in the water basin. At this time, we believe we have sufficient water to conduct our current rate of test mining at the Plum property and the planned test mining operation at the Gold Canyon and Spring Valley placer claims.

Mineral Permits Acquired in Alberta, Canada

In May 2004, the Alberta government granted us mineral permits for all non-energy minerals on nearly 800 square miles of Alberta, Canada mining property. Sedimentary Oolitic iron bearing material was discovered in 1953 from oil and gas drilling on the area of our mineral permits. We are in the process of reviewing existing data and conducting a pre-feasibility study on the project. This study will include new testwork to follow-up earlier testwork performed on the property. From 1995 through 1997, a series of tests were performed that showed the mineralized material present was amenable to treatment to produce iron pellets and pig iron. We are also investigating the possible acquisition of the rights to the energy minerals, gas, oil, and coal on this property.

This is an early stage project and our activities associated with this mineral area are exploratory in nature. The scope and size of this potential project will require substantial capital, time and outside assistance during both the pre- and post-feasibility stages. We are considering several financial alternatives, including a joint venture, to develop this project.

DESCRIPTION OF OUR BUSINESS

Overview

We are an exploration stage mining company focused on the production of gold, precious metals and other minerals by test mining. In March 2003, we acquired substantially all of the mining assets of Ecovery, Inc. Prior to the acquisition of Ecovery’s mining assets, we were an application service provider for e-commerce technology. We offered businesses the opportunity to enhance their online customer care services by allowing web site customers to request live help through voice or interactive text communications. During the years 2001 and 2002 we recognized losses of $84,741 and $78,929 respectively with revenue of less than $5,000 for both years combined. The operating losses in 2001 and 2002, our poor liquidity and our inability to secure necessary financing left us unable to compete in this industry. Thus, we decided in the fourth quarter 2002 to pursue other business opportunities. After a failed reverse merger with a European supplier of online competitive intelligence services in December 2002, we expanded our search for identifying and acquiring an enterprise.

In March 2003, the Company entered into negotiations to acquire GoldSpring LLC and Ecovat Copper Nevada LLC from Ecovery, Inc, a private company. These two limited liability companies represented substantially all of Ecovery’s mining assets. In June 2003, pursuant to a Plan and Agreement of Reorganization, the Company completed its acquisition of the mining assets of Ecovery, with an effective date of March 11, 2003. As a result of the acquisition, a new Board of Directors and management team was appointed. John F. Cook and Leslie L. Cahan were appointed to our Board of Directors in March 2003. At that time, Mr. Cook was appointed as our President. In June 2003, Antonio Treminio resigned from his position as an officer and director. At the time of Mr. Treminio’s resignation, Mr. Cook was named Chief Executive Officer and Robert T. Faber was appointed to the Board of Directors and named Chief Financial Officer. We appointed Stephen B. Parent as our Chief Executive Officer and Chairman of our Board of Directors in March 2004. Mr. Parent served as Chief Executive Officer and Chairman of the Board until September 2004. Mr. Parent remains a member of our Board of Directors. In September 2004, Mr. Faber was named Chief Executive Officer and President and Mr. Cook was appointed as Chairman of the Board of Directors.

The mining assets of Ecovery included the Gold Canyon and Spring Valley gold placer projects in Lyon County, Nevada and the Big Mike Copper Project, located about two hours east of Reno in Winnemucca, Nevada. In connection with the acquisition of Ecovery, we issued 90,000,000 restricted shares of our common stock to the Ecovery shareholders and paid $100,000 in cash to Ecovery, Inc.

Prior to the acquisition of Ecovery, we entered into various contractual arrangements to issue common stock as consideration for investor relations, business advisory and related consulting services. A total of 26,726,932 common shares valued at $4,123,278 were issued for consulting services during the period February 2002 through March 11, 2003. The entire amount was realized as an expense in 2003.

On September 16, 2003, we issued an additional 15,600,000 common shares to our shareholders of record pursuant to a forward stock split. In September 2003, prior to the forward stock split, we completed a $2,000,000 equity raise. The financing consisted of two phases. Phase One was a $250,000 private placement of 2,000,000 restricted common shares at $0.125 to private accredited investors. Phase Two was also an equity financing, which was completed with a London Stock Exchange Listed Investment Trust, generating $1,785,008 in exchange for 36,000,000 restricted shares of our common stock. This Investment Trust also received an additional 3,600,000 restricted common shares pursuant to forward stock split in September 2003. We used the funds raised in this private placement to acquire The Plum Mining Company, LLC in November 2003 and to commence test-mining operations at Plum’s Billie the Kid open pit mine and for general corporate purposes.

The Plum Mining Company, LLC, or Plum, consists of two projects: The Billie the Kid Project, consisting of the Billie the Kid/Lucerne and the Como Mining Claims. Test mining operations commenced in the first quarter of 2004 at the Billie the Kid open pit gold and silver project. The Como Mining Claims, located about 30 miles southeast of the Billie the Kid Open Pit, have not been explored or developed by us. The Plum projects are discussed in detail below under “Description of Properties.” In addition to the unpatented mining claims acquired, the Plum acquisition included 40 acres of private land with a 2,700 square-foot office building, two laboratory trailers, an enclosed maintenance facility, earth-moving equipment, dump trucks, and other processing equipment, including a Merrill-Crowe gold precipitation plant and a primary ore crusher.

Approximately two weeks after the closing of the Plum acquisition, we were successful in securing necessary regulatory approvals to commence infrastructure development on the Plum property. Ground breaking took place on November 18, 2003. We have invested over $4 million in infrastructure at this project to date, which includes leach pad construction, processing equipment, haul roads, precipitating equipment, final permitting, water rights and general start-up costs. We put the project into test mining production effective the third quarter of 2004. As of September 20, 2004, the test mining project has produced approximately 1,500 ounces of gold and 6,500 ounces of silver. We anticipate that gold and silver production from test mining will continue as per our mine plan.

We recorded an operating loss of $3,705,019 for the year ended 2003 versus a loss of $78,929 in 2002. Our results in 2003 were negatively impacted by $4,258,235 of consulting fees that were expensed in 2003. Specifically, during February 2002 through March 11, 2003 (prior to the Plan and Agreement of Reorganization), we entered into various contractual arrangements whereby we issued 26,726,932 shares of common stock valued at $4,123,278 as consideration for investor relations, business advisory and related consulting services. The entire amount, however, was not recognized as an expense until 2003.

The year 2003 was one of reorganization for our Company. In 2004, we will focus on expanding our test mining activities in order to increase mineral production at existing properties and increasing our inventory of potential mining operations through strategic acquisitions and exploration. We will seek acquisition opportunities where the properties have defined mineralized material or established reserves, advanced permitting in place and where exploration opportunities exist.

Employees

We have four full-time employees at our executive office in Scottsdale, Arizona. At the Plum Mining project in Nevada, we have twenty-four employees, including our managers, administrative staff, engineers, geologists, lab technicians and process operators. We use consultants with specific skills to assist with various aspects of our project evaluation, due diligence and acquisition initiatives. We also use subcontractors in our mining operations, which involves approximately 20 people, including a mining and screening foreman.

Government Regulation

Mining operations and exploration activities are subject to various national, state, and local laws and regulations in the United States, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We have obtained or have pending applications for those licenses, permits or other authorizations currently required to conduct our exploration and other programs. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed there under in the United States. There are no current orders or directions with respect to the foregoing laws and regulations.

Reclamation

We are generally required to mitigate long-term environmental impacts by stabilizing, contouring, resloping, and revegetating various portions of a site after mining and mineral processing operations are completed. These reclamation efforts are conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies.

The Nevada Revised Statutes and regulations promulgated there under by the Nevada State Environmental Commission and the Nevada Division of Environmental Protection, Bureau of Mining and Reclamation require surety to be posted for mining projects to assure we will leave the site safe, stable and capable of providing for a productive post-mining land use. Pursuant to the approved Reclamation Plan for Billie the Kid, we posted a surety in the amount of $321,000, of which $145,000 came in the form of a cash deposit and the balance was secured from a surety agent.

Competition

We compete with other mining companies in connection with the acquisition of gold and other mineral properties. There may be competition for gold acquisition opportunities, some of which may involve other companies having substantially greater financial resources than we do.

DESCRIPTION OF OUR PROPERTIES

Plum Mining Company (Billie the Kid/Lucerne Open Pit Mine)

Location, Access and Title to the Property

Our wholly owned limited liability company, The Plum Mining Company, LLC, owns the following mining projects: Billie the Kid /Lucerne Open Pit Mine and the Como Mining Claims. The Billie the Kid/Lucerne project is located in Storey and Lyon Counties, Nevada. The Billie the Kid/Lucerne open pit mine is physically situated roughly three miles south of Virginia City, Nevada. Paved state highways from Reno, Carson City, and Virginia City provide access to the property. The Como Mining Claims are located in Lyon County, Nevada, approximately 15 miles east of Carson City, and have not been explored or developed by the Company.

Our property rights to the mining properties consist of several mineral leases, unpatented mining claims and fee ownership of real property. We have a Mineral Exploration and Mining Lease Agreement with Claire Obester and the Estate of Dorothy Obester dated January 1, 1997 covering mineral rights to five patented claims located in both Storey and Lyon Counties, including the Billie the Kid and Lucerne patented lode claims. The lease has a primary term of eight years, with an expiration date of January 1, 2005. The term may be extended for as long as exploration, development, mining or processing operations are conducted on a continuous basis, which is defined as not having a lapse of activity for more than 180 days. We pay monthly lease payments of $500 until the mining claims are put into production. Once production of minerals begins, we will pay a royalty to the lessor equal to the greater of $500 per month or a royalty percentage on the amount received by us on the sale of the mined products less the costs incurred for marketing, distribution, processing and sales, commonly referred to as a Net Smelter Return. The royalty percentage varies based on the price of gold: 3% if gold is less than $400 per ounce, 4% if gold is at least $400 per ounce but less than $500 per ounce, and 5% if gold is $500 or greater per ounce. We are also responsible for payment and filing of annual maintenance fees, if any, and taxes for these claims.

We have a second Mineral Exploration and Mining Lease Agreement with the Donovan Silver Hills, LLC dated September 1, 1999 covering seven patented claims and thirteen unpatented claims located in Storey and Lyon Counties. The lease has a primary term of ten years, with an expiration date of September 1, 2009. The term may be extended as long as exploration, development, mining or processing operations are conducted on a continuous basis, which is defined as not having a lapse of activity for more than 180 days. We pay monthly lease payments of $250 until the mining claims are put into production. Once production of minerals begins, we will pay a royalty to the lessor amounting to the greater of $500 per month or a royalty percentage of the Net Smelter Returns. The royalty percentage varies based on the price of gold: 3% if gold is less than $400 per ounce, 4% if gold is at least $400 per ounce but less than $500 per ounce, and 5% if gold is $500 or greater per ounce. We are also responsible for payment and filing of annual maintenance fees, if any, and taxes for these claims.

In addition to the mineral leases, we hold twenty unpatented mining claims in Storey County, eight unpatented mining claims in Lyon County and we own title to 40 acres of land in Storey County. The W. Hughes Brockbank Living Trust has a lien against and a security interest in these unpatented mining claims and the 40 acres of land pursuant to a Deed of Trust dated October 31, 2003, entered into with W. Hughes Brockbank Living Trust. The Deed of Trust was granted to secure a Promissory Note, dated October 31, 2003, in the amount of $1 million for the balance of the purchase price for the ownership interest in Plum Mining Company. The non-interest bearing Promissory Note requires ten quarterly payments of $100,000 each. As of October 10, 2004, four payments have been made. The next $100,000 payment is due on January 1, 2005.

History of Operations

In 1983 and 1984, Alta Exploration leased the property and conducted mapping and sampling of the property, and had a topographical aerial map created. In 1989 and 1990, a junior mining company leased the Billie the Kid mining claims and the north portion of the Lucerne Patent along with other surrounding claims. At that time, 10 reverse circulation holes were drilled. In 1991, BMR Gold acquired the properties and drilled an additional 199 reverse circulation holes in the Billie the Kid and Lucerne deposits. In 1992, BMR Gold entered a joint venture agreement with REA Gold Corp. REA drilled an additional 14 confirmation and condemnation holes, mostly in the area of the Lucerne Deposit. In 1993, REA started to produce gold from the project by mining and leaching 125,000 tons of mined material. In 1993, a mineral patent application was made for the Billie the Kid Lode Claim and the patent was issued in 2002. REA ceased its leaching operations in 1994 and the property was ultimately returned to BMR Gold.

However, after a series of legal issues, Plum Mining Company was inserted as the lessor by court order. Plum Mining Company subleased the property back to BMR Gold. BMR Gold was unable to comply with the court ordered terms of the lease, and the property was returned to Plum Mining Company in 1997.

In 1998, Plum Mining Company completed some confirmation drilling consisting of a series of 11 shallow reverse circulation holes in the Billie the Kid deposit. At that point, Plum Mining Company completed a preliminary pit design and contracted with Sierra Mining and Engineering to complete necessary engineering studies for plant design, leach pads and other facilities at the present American Flat Site. After Plum Mining Company completed all permitting and bonding; the project was placed on a care and maintenance basis.

In mid-2003, the prior sole owner of Plum Mining Company passed away, and the company was put up for sale. In November 2003, we purchased the Plum Mining Company, which included the Billie the Kid/Lucerne project, and immediately began updating the bonding to recommence mining operations. Even though no reportable reserves have been established for the property, based on data obtained from Sierra Mining and Engineering, we began mining activities on the property in early January 2004.

Present Condition of Property and Work Performed

Based on the engineering design that was detailed, submitted, and approved by the Nevada Division of Environmental Protection Agency — Water Pollution Control Department, certain work has been completed on the property. The following work was performed under the quality assurance and control supervision of Dyer Engineering Consultants, Inc. of Reno, Nevada. We have:

•	Cleared, grubbed, excavated to grade, and lined our leach pad # 1 with a geosynthetic clay liner (GCL) and a 60-milliliter thick high-density polyethylene textured top liner (HDPE).

•	Cleared, grubbed, excavated to design grade and depth, and lined the barren, pregnant and overflow ponds with a 60 milliliter thick HDPE secondary liner, 20 milliliter thick geonet and a 60 milliliter thick HDPE primary liner.

•	Installed five leak detection ports, including a pad, collection ditch, and three ponds.

•	Installed three pond pumps, system piping, and cyanide solution distribution emitters.

•	Installed a 300 + gallons per minute complete Merrill-Crowe recovery system to treat and recover gold and silver from the pregnant solution, and completed all the electrical and piping to allow operation of such system.

•	Installed a refinery area to allow on-site smelting of the Merrill-Crowe precipitate to produce dore buttons prior to shipping to the refinery.

•	Completed the start-up of two self-contained laboratory trailers. One of the trailers is a sample preparation (dry) trailer and includes a jaw crusher, roll crusher and ring and puck pulverizer. The second trailer is an assay (wet) trailer and includes a Perkin Elmer Atomic Adsorption unit (gold and silver analysis in solution), pH testing, cyanide testing and all associated support equipment.

•	Excavated and prepared four additional leach pads. We have competed the overflow pond for one leach pad and installed the liner on another leach pad.

Description of Equipment and other Infrastructure Facilities

We use 50 ton Caterpillar 773 haul trucks to haul the mined materials from the Billie the Kid/Lucerne open pit to the crushing and process facility located in the northeast corner of the property. The mined material is crushed, screened, and agglomerated in a self-contained portable crushing plant. The mined material is fed to an apron feeder by a front-end loader. The feeder provides a steady feed to a Pioneer jaw crusher. The crushed mined material is then conveyed to a Simplicity triple deck vibrating screen. The oversize material from the screen is filtered in closed circuit to a Symons 4-1/4-foot standard cone crusher where it is crushed and conveyed to the screen.

Prior to agglomeration, 10 pounds of Type II Portland Cement is added for every ton of mined material and metered on to the pugmill feed conveyor. All the two-inch material from the screen is conveyed to a Davis 1500 pugmill-

agglomerator. We use a load-out hopper to drop a preselected amount of agglomerated material into the Caterpillar 773 haul trucks, which is then transported to and dumped on the leach pads. A chemical solution is then applied to the mineralized material on the leach pads. Pregnant solution is accumulated from the leach pad and is then pumped to the Merrill-Crowe recovery plant. The precipitate collected in the presses is collected, dried, and smelted on the property using an electric furnace to produce gold dore.

The contracted mining company owns and provides the haul trucks, front end shovel, loaders, blade, dozer, hopper, crushers, screen, mobile crane, foot roller, water truck, conveyors, and generators. We own the Merrill-Crowe gold precipitation plant, the agglomerator, dozers, excavators, water truck, cement silo with a screw feeder, and conveyors. The Merrill-Crowe gold precipitation plant and the mineral processing equipment are less than a year old. Most of the other mining equipment we own that is located at the Billie the Kid/Lucerne facility is approximately 10-12 years old but is good condition. The total book value of our equipment associated with the Billie the Kid and the Lucerne facilities is approximately $1,800,000.

Power Utilization at the Plum Property:

Power for the crushing/screening/agglomeration system is supplied via a Caterpillar 3516 (1000 kilowatt) diesel generator and part of the self-contained plant. A Sierra Pacific power line runs directly adjacent to the north side of property. We have contracted to replace the generator with a power line from the Sierra Pacific grid, and the replacement should be competed in October 2004.

Geology, Structure and Mineralization

Several large low angel brecciated structural zones (faults) dominate the geology of the Billie the Kid/Lucerne deposit. The thickness of these structural zones ranges from twenty to thirty feet. Gold mineralization within the Billie the Kid/Lucerne deposit is closely associated with dikes and sills that are composed of Alta Andesite, a dark-colored, fine-grained volcanic rock, but these rocks are rarely or weakly mineralized. Hartford Rhyolite, a fine-grained volcanic rock, hosts approximately 70-80% of the gold mineralization and the remaining 20-30% is associated with Alta Andesite.

Mineralized Material

As evidenced by the 213 reverse circulation drill holes drilled between 1990 and 1993, and aided by surface geological mapping, sampling, mine modeling and metallurgical testing, the present Billie the Kid/Lucerne Pit contains estimated gold-bearing mineralized material of approximately 880,000 tons. After accounting for the approximately 100,000 tons of material mined during the first six months of 2004, the deposit contains approximately 780,000 tons of mineralized material. This 100,000 tons of mined material is presently distributed as follows: 54,000 tons under leach, 26,000 tons at the stockpile of mined material, and 22,000 tons used for over-liner at the leach pad. Adjacent to the Billie the Kid/Lucerne pit, we have an additional mineralized area named SR341 Resource, which contains approximately 580,000 tons of mineralized material.

It should also be noted that the above-stated tonnage of mineralized material does not reflect waste dilution during mining or metal value losses in processing. We have established procedures to recalculate and update our mineral inventory annually, and we plan do so at the end of 2004. Our year-end mineral inventory calculations will incorporate mining depletions and addition to inventory based on results of mine optimization, exploration and mine development work performed during 2004.

Future Exploration Potential

We will conduct an exploration program to test surface mining targets as well as deep underground bonanza targets by using geological mapping, goechemical/geophysical investigations and drilling. The quantities of mineralized material identified as the SR341 Resource may be limited by its proximity to State Route 341. Under Nevada state laws, mining operations can relocate State Route 341. Historically, State Route 341 has been moved to permit mining in the area. To relocate State Route 341, we would need to get permission and bear the expense of its relocation.

Map Showing Location of Plum, Spring Valley, Gold Canyon and Como Claims

Gold Canyon and Spring Valley (Placer Projects)

Location, Access and Title or Claim to the Property

We own a 100% interest in the 25 federal unpatented placer claims located in Lyon County, Nevada that comprise the Gold Canyon and Spring Valley projects. The 25 unpatented placer mining claims cover approximately 850 acres and are located about 30 miles south east of Reno and four miles south of Virginia City, Nevada. All weather gravel roads afford easy access to the property.

Present Condition of Property and Work Performed

We have not completed any exploration or development activity on the Gold Canyon and Spring Valley properties. The properties are undeveloped and do not contain any open-pit or underground mines. We have not established any proven or probable reserves on the mining claims. All of our activities associated with these properties are exploratory in nature. There is no mining plant or equipment located on the properties. Currently, there is no power supply to the Gold Canyon and Spring Valley properties. A 1,000 ton test permit has been secured, and we have purchased a RMS-Ross gravity plant that includes a 250-kilowatt power plant, which will be deployed to the placer projects in first or second quarter of 2005 to perform the operating test.

History of Operations and Future Exploration Potential

Small scale placer mining, with production achieved entirely by hand, was conducted on the property during the 1800s, but the amount of gold produced is not known. Between 1920 and the mid-1950s, several dredge operations were conducted on the property. Between 1983 and 1993, various geophysical surveys and sampling programs were carried out on the Gold Canyon and Spring Valley placer properties. The most recent of these programs were a 1993 Spring Valley sampling and seismic program carried out by Gasch & Associates of California that included a high-resolution seismic refraction survey and a 1993 Gold Canyon drilling and geophysics program carried out by Tenneco. We are developing an exploration program for this property, and we anticipate that the exploration program will commence in third or fourth quarter 2005.

The “Big Mike” Copper Project

Location, Access and Title or Claim to the Property

We own a 100% interest in the 17 unpatented lode mining claims and one placer mining claim covering a total of 310 acres in Pershing County, Nevada that comprise the Big Mike Copper Project. The Big Mike Copper Project is located approximately 32 miles south of Winnemuca in Pershing County, Nevada. Access to this mining site is available by way of Grass Valley Road, a county maintained paved and gravel road, for 30 miles and then two miles on a BLM gravel road. The property is situated at an elevation of 5,000 to 5,500 feet.

Map Showing Location of Big Mike Claims

History of Operations

The Foster family staked the project area of the Big Mike Copper Project in the early 1900s, but very little exploration was conducted and no development work was performed. In 1966, Clair Chamberlain optioned the property and undertook a sampling program. As a result of the sampling, some copper oxide mined material was shipped to ASARCO in Tacoma, Washington. From this work, the Big Mike Corporation was formed to develop and exploit the copper oxide mined material by heap leaching. A small pad was developed and copper precipitate was produced.

In 1967, the Big Mike Corporation entered into a joint venture with Cerro Corporation to explore the property further and this led to the discovery of mineralized material containing copper sulfide. By 1970, Ranchers’ Exploration and Development Corporation acquired the property from Cerro Corporation and confirmed the existence of the copper sulfide. The property was then developed as an open pit copper mine. The copper sulfide was mined and shipped to smelters in 1970. The remaining copper oxide material was mixed with lower grade copper sulfide material and crushed for heap leaching. In the pit, similar low grade copper sulfide material was blasted from the walls of the pit for leaching in the bottom of the pit. Ranchers carried out heap leaching during two periods: from 1971 to 1974 and then from 1978 to 1979. Both periods were curtailed by low copper prices.

In 1979, Ranchers abandoned the claims. The claims were subsequently staked and reclaimed by WR & A. Big Mike Limited Partnership, or BMLP, purchased the claims from WR & A. in 1988. During the period from 1988 to 1992, BMLP undertook project studies to establish reserves, identify a treatment method, and gain environmental permits to develop the project. A considerable amount of work was performed, but the project did not get underway.

Present Condition of Property and Work Performed

We have not completed any exploration or development activity on the Big Mike Copper Project. We anticipate that the Big Mike Copper Project will be a low-cost copper recovery project with the copper oxide bearing material remaining from the previous leaching operation carried out by Ranchers’ Exploration and Development Corporation. The property includes an open pit, mined material in a stockpile, and waste dumps. As the site was previously mined, there are also roads and graded areas on the property. Two cased water wells with rights to two cubic feet per second are also present on the property.

Geology, Structure and Mineralization and Future Exploration Potential

Copper mineralization at the Big Mike project is a volcanogenic massive sulphide type deposit. A metamorphosed greenstone rock unit of Havallah Sequence of Permian age hosts the copper mineralization, and this rock unit is thrust over a Pempernickel Formation of the Lower Paleozoic age. Structurally, the Havallah Sequence is highly complex due to severe deformations and thrust faulting. In the Big Mike area, however, the structural deformation is less pronounced. The most notable geological feature in the Big Mike open pit is a strong shear zone, which extends northwesterly for approximately 1,500 to 2,000 feet away from the pit. The general rock units of the mine area also strike northwesterly and dip 40 to 60 degrees to the northeast.

The primary copper mineralization at the Big Mike copper deposit consists of chalcopyrite, with minor amounts of galena, sphalerite and trace amounts of gold and silver. Due to a natural leaching process and oxidation, some of the primary copper minerals have been leached and oxidized to form supergene copper materials, such as tenorite, native copper, chrysocolla, azurite and malachite. These supergene copper minerals are amenable to producing low-cost copper through a leaching process. In addition to the existing copper-bearing material in the dumps, leach heaps and at the pit-bottom, the property has potential for exploration for primary and oxide copper.

The processing of the mined materials in the heaps does pose some challenges. We have observed that the rocks in the leach heaps decompose to clay-like material during leaching due to the breakdown of some aluminum-rich minerals in the host rock and the precipitation of iron. Field trials on a 300-ton heap carried out by BMLP confirmed that the mined material could be leached with diluted sulphuric acid. As the heap was leached at mined material sizes up to four inches and column tests were conducted at minus 1/2 inch, we believe that leaching in a continuous vat at minus 3/8 inches should produce a higher rate of copper dissolution and recovery. While a build-up of slimes was noted in the head tank, no other operating problems with slimes were reported, and good fluidization of the sample were observed throughout the tests.

Mineral Permits Acquired in Alberta, Canada

In May 2004, the Alberta government granted us mineral permits for all non-energy minerals on nearly 800 square miles of Alberta, Canada mining property. Sedimentary Oolitic iron bearing material was discovered in 1953 from oil and gas drilling on the area of our mineral permits. We are in the process of reviewing existing data and conducting a pre-feasibility study on the project. This study will include new testwork to follow-up earlier testwork performed on the property. From 1995 through 1997, a series of tests were performed that showed the mineralized material present was amenable to treatment to produce enriched iron. We are also investigating the possible acquisition of the energy minerals, gas, oil, and coal on this property.

This is an early stage project and our activities associated with this mineral area are exploratory in nature. The scope and size of this potential project will require substantial capital, time and outside assistance during both the pre- and post-feasibility stages. We are considering several financial alternatives, including a joint venture, to develop this project.

Map showing location of Alberta Mineral Permits

PRICE RANGE OF COMMON STOCK

Our common stock is currently traded on the OTC Bulletin Board under the symbol “GSPG:OB”. We have applied to have our common stock listed on the American Stock Exchange. The following table sets forth the high and low bid prices for our common stock since we commenced trading on February 28, 2002.

Year	Quarter	High	Low

2002	First	1.30	0.03
2002	Second	0.65	0.20
2002	Third	0.17	0.01
2002	Fourth	0.05	0.02
2003	First	1.05	0.06
2003	Second	0.16	0.01
2003	Third	0.49	0.05
2003	Fourth	0.84	0.27
2004	First	1.04	0.66
2004	Second	0.85	0.28
2004	Third	0.42	0.17

As of October 12, 2004, we had over 2,000 holders of record of our common stock. That does not include the number of beneficial holders whose stock is held in the name of broker-dealers or banks. Shareholders of record held 192,859,611 shares of our common stock.

The above quotations reflect the inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.

PENNY STOCK CONSIDERATIONS

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker-dealers to:

-	Make a suitability determination prior to selling a penny stock to the purchaser;
-	Receive the purchaser’s written consent to the transaction; and
-	Provide certain written disclosures to the purchaser.

LEGAL PROCEEDINGS

We are not a party to any pending or threatened litigation.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about our executive officers and directors.

NAME	AGE	POSITION

John Francis Cook	64	Chairman of the Board of Directors
Robert Thomas Faber, CPA	44	Chief Executive Officer, President, Secretary and acting-Chief Financial Officer
Todd S. Brown	48	Director, Audit Committee Chairperson
Christopher L. Aguilar	41	Director, Nominating and Corporate Governance Committee Chairperson
Leslie Lawrence Cahan	78	Director
Jerri W. Gasch	72	Director, Audit Committee Member
Stanley A. Hirschman	57	Director, Audit Committee Member
Purnendu K. Rana Medhi	67	Director
Stephen Bruce Parent	59	Director
Philip E. Pearce	73	Director, Audit Committee Member

John F. Cook, P. Eng.    — Mr. Cook is a mining engineer, with 42 years of domestic and international experience in various aspects of the mining industry, including the past 20 years as a senior executive. Mr. Cook has held senior positions with Navan Resources Goldcorp and Lac Minerals. Mr. Cook was named as GoldSpring’s Chairman of the Board of Directors in September 2004. Prior to his appointment as Chairman, Mr. Cook served as President and a director of GoldSpring from March 2003 until September 2004. From 1999 until March 2003, Mr. Cook served as a director and President of Ecovery, Inc., a private Nevada corporation that sold its mining assets to GoldSpring in early 2003. For the past eight years, Mr. Cook has owned and operated Tormin Resources Limited, a privately held company incorporated in Ontario, Canada, through which he has provided consulting services to junior mining companies, including serving as an officer and/or director to the following companies: Anaconda Gold Corporation (1999 to Present), formerly Anaconda Uranium Corporation, a TSX Venture Exchange company, where he currently serves as Chairman and previously served as Director and President; Castlerock Resources (2002 to Present), a TSX Venture exchange company with mining development interests in Canada, where he serves as Chairman of the Board of Directors; MBMI Resources Inc. (2002 to the Present), another TSX Venture exchange company, where he serves as a director; GLR Resources, Inc. (1999 to the Present), a TSX company with exploration and development interests in Canada, where he serves as a director; and Wolfden Resources, Inc. (1999 to the Present), a TSX company with exploration and development interests in Canada, where he serves as a director.

Robert T. Faber, CPA — Mr. Faber is an executive with 20 years of diverse senior financial and operational management, business and acquisition experience, including 10 years of international experience. Mr. Faber was named Chief Executive Officer and President of GoldSpring in September 2004. Prior to his appointment, he had served as Chief Financial Officer since June 2003. Mr. Faber served from 2002 until 2003 as Vice President of United Site Services, Inc., a privately held service consolidator in the waste service industry. Additionally, Mr. Faber served as an executive with Allied Waste Industries from 2001 until 2002, overseeing a $1.2 billion multi-state area and served as Chief Financial Officer with Frontier Waste Services, LLC from 1999 until 2001. Prior to Frontier Waste, Mr. Faber spent 17 years with Waste Management, Inc., a publicly traded environmental services company, during which time he served in senior positions both internationally and domestically. Mr. Faber’s positions included Director of Finance of Waste Management’s $1.4 billion multi-country International operations based in London, England and Vice President and Controller for several $100 million plus multi-state market areas.

Todd S. Brown — Since 1999, Mr. Brown has been a senior financial executive with Brown Capital Advisors, Inc., an advisory services company providing a wide range of services including strategic planning, transactional assistance, due diligence and financial management. Mr. Brown has extensive experience in capital raising, strategic planning and mergers and acquisitions. His professional background includes 14 years of Big 5 public accounting experience. Prior to joining Brown Capital Advisors, Mr. Brown was Senior Vice President, Chief Financial Officer, and a Director of the Phoenix Restaurant Group, Inc. from 1994 to 1999. Mr. Brown received his BA from Southern Methodist University, Dallas TX and his MBA from the University of Missouri, Columbia, MO. Mr. Brown is an Independent Board Member and will serve as Audit Committee Chairperson.

Christopher L. Aguilar — Since March 2000, Mr. Aguilar has been the General Counsel and Chief Compliance Officer of Merriman Curhan Ford & Co., a securities brokerage and investment banking subsidiary of MCF Corporation. During the same period of time, he also served as General Counsel and Secretary of MCF Corporation, the publicly traded financial services holding company that provides institutional sales and trading, research, investment banking, corporate services and asset management services through its wholly owned subsidiaries. From August 1995 to March 2000, he was a partner at Bradley, Curley & Asiano, a law firm located in San Francisco, California. Mr. Aguilar is an adjunct professor at the University of California, Hastings College of the Law. He received his B.A. from St. Mary’s College of California and his J.D. from Hastings College of the Law. Mr. Aguilar will serve as a Board Member and Nominating and Corporate Governance Committee Chairperson.

Leslie Lawrence Cahan    — For over 30 years Mr. Cahan has been directly involved in all aspects of exploration and production of mining, and oil and gas assets. Mr. Cahan has been a director of GoldSpring since March 2003. From 1980 to the present, Mr. Cahan has served as President and Chief Executive Officer of Harlesk Nevada Inc., the former owner of the Gold Canyon and Spring Valley claims that were acquired by Ecovery, Inc. and ultimately sold to GoldSpring in March 2003. As former owner of the Gold Canyon and Spring Valley mining claims, Mr. Cahan managed exploration activities on the properties, including carrying out geophysical, drilling and trenching exploration activities. During this same time period, Mr. Cahan served as President and Chief Executive Officer of Harlesk Management Inc., acting as a resort developer as well as a consultant to luxury resort developers, providing concept, marketing and financial assistance. From 1999 to 2003, Mr. Cahan also served as President and Chief Executive Officer of Corporate Communications Inc., a long distance service provider. Previously, Mr. Cahan owned and operated Western Land and Minerals Ltd., which specialized in gas and oil production. He was also a founding partner of Nanisivic, on Baffin Island, one of the world’s largest zinc mines.

Jerrie W. Gasch – Mr. Gasch is a Registered Geophysicist and Geologist with over 40 years of experience. Mr. Gasch founded Gasch & Associates of Sacramento, California in 1969 and currently serves as President of the company, where he remains actively involved in planning field strategies and data collection, as well as interpretation and application of findings. Under his management, Gasch & Associates has performed over 3000 geological and geophysical investigations throughout the continental United States, Alaska and Central and South America. Mr. Gasch has managed such diverse projects as large earth fill dams, seismic risk analysis, high-resolution seismic surveys, electromagnetic surveys, ground penetrating radar, vibration and blast monitoring. Prior to founding Gasch & Associates, Mr. Gasch worked as a geologist for the California Department of Water Resources and the California Division of Mines and Geology.

Stanley A. Hirschman — Since 1996, Mr. Hirschman has served as President of CPointe Associates, Inc., a Plano, Texas executive management and consulting firm that specializes in solutions for companies with emerging technology-based products. Mr. Hirschman is well-versed in the challenges of regulated corporate governance. He is Chairman of the Board of Bravo Foods International, Director of 5G Wireless Communications, an advisor of Redwood Grove Capital Management LLC, former Chairman of Mustang Software and former director of Imaging Diagnostic Systems, Inc. While at Mustang Software, Mr. Hirschman took a hands-on role in the planning and execution of the strategic initiative to increase shareholder value resulting in the successful acquisition of the company by Quintus Corporation. Mr. Hirschman is a member of the National Association of Corporate Directors and the KMPG Audit Committee Roundtable training program. Prior to that he held senior management positions with Software Etc., T.J. Maxx and Banana Republic. Mr. Hirschman is active in community affairs and serves on the Advisory Council of the Salvation Army Adult Rehabilitation Centers. Mr. Hirschman will serve as an Independent Board Member.

Purnendu K. Rana Medhi — Mr. Medhi is a registered engineering and mining geologist with 40 years of international mining experience. Mr. Medhi is also a Principal of Mineral Evaluation Network, a worldwide cooperative of economic geologists and mining professionals that provides mineral resources expertise and investment assistance to its clients. Mr. Medhi spent 28 years with Cyprus Amax Minerals Company. While at Cyprus, Mr. Medhi was the senior operations manager for 15 years. He is established in business development and alliance, exploration and mine development, mine evaluation, as well as mine operations and permitting. Mr. Medhi’s extensive international mining experience has enabled him to successfully lead projects from the exploration phase to start-up, commercial production and post-closure mining activities.

Stephen B. Parent  — Mr. Parent, Director and Founder of GoldSpring, Inc., served as Chairman of the Board of Directors and Chief Executive Officer of GoldSpring from March 2004 until September 2004. >From March 2003-March 2004, Mr. Parent was the Manager for GoldSpring’s exploration and test mining operations. Prior to founding GoldSpring, Mr. Parent worked in the automotive industry for Penske’s United Auto Group (UAG) during 2002 and 2003. Mr. Parent served as Chief Executive Officer of Ecovery, Inc., a private Nevada corporation from June 1998 until March 2003 when it sold its mining assets to GoldSpring. Mr. Parent currently serves as President and Chief Executive Officer of Ecovery. Since January 1995, Mr. Parent has served as President and Chief Executive Officer of Aztech Environmental Industries, Inc. Mr. Parent has held an active real estate license in Arizona since 1991. Mr. Parent and his wife filed for Chapter 13 Bankruptcy protection on September 26, 2002. Pursuant to the Plan of Reorganization approved by the court, full payments were made to all creditors in a timely manner and the bankruptcy was fully discharged on March 5, 2004.

Phillip E. Pearce — Mr. Pearce is an independent business consultant with Phil E. Pearce & Associates, and a member of the Board of Directors for a number of domestic and internationally headquartered companies. Mr. Pearce was Senior Vice President and a director of E.F. Hutton, Chairman of the Board of Governors of the National Association of Securities Dealers, a Governor of the New York Stock Exchange and a member of the Advisory

Council to the United States Securities and Exchange Commission on the Institutional Study of the Stock Markets. Mr. Pearce has been a featured speaker to the European Economic Committee in Belgium representing the United States on a symposium on public disclosures. Mr. Pearce is a graduate of the University of South Carolina and the Wharton School of Investment Banking at the University of Pennsylvania. Mr. Pearce is an Independent Board Member.

Recent Board Developments

On August 18, 2004, Anthony E. Applebaum resigned as a director due to personal time constraints. Mr. Applebaum served as the Chairperson of the Board’s Audit Committee. The Company has appointed Todd Brown as the new Audit Committee Chairperson.

Effective September 3, 2004, Stephen B. Parent resigned as Chairman of the Board of Directors and Chief Executive Officer for personal reasons. Mr. Parent continues to serve as a director of the Company.

On September 7, 2004, the Company appointed Robert T. Faber to replace Mr. Parent as Chief Executive Officer and to serve as President of the Company. In addition, the Company appointed John F. Cook to replace Mr. Parent as Chairman of the Board of Directors.

On September 10, 2004, the Company’s Board of Directors elected Jerrie W. Gasch as a director of the Company. It is currently anticipated that Mr. Gasch will serve on the Company’s Audit and Compensation Committees.

On October 4, 2004, the Company’s Board of Directors elected four new Board members: Christopher L. Aguilar, Todd S. Brown, Stanley A. Hirschman and Phillip E. Pearce. Todd S. Brown will serve as Chairperson of the Company’s Audit Committee. Christopher L. Aguilar will serve as Chairperson of the Company’s Nominating and Corporate Governance Committee. Stanley A. Hirschman will serve as Chairperson of the Company’s Compensation Committee.

GoldSpring is actively seeking a Chief Financial Officer following Mr. Faber’s appointment as President and Chief Executive Officer. Mr. Faber will continue to act as Chief Financial Officer until a replacement is selected.

Board Committees

We will establish a nominating and corporate governance committee, a compensation committee and an audit committee. The audit committee, the nominating and corporate governance committee and the compensation committee will be composed solely of independent directors. Such committees will operate in accordance with written charters. Our board currently has one committee: the audit committee. It is anticipated that Mr. Aguilar will serve as Chairperson of the Nominating and Corporate Governance Committee and that Mr. Hirschman will serve as Chairperson of the Compensation Committee.

Audit Committee

The members of our audit committee are Messrs. Brown, Gasch, Hirschman and Pearce. Mr. Brown chairs the audit committee. The purpose of our audit committee is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. Specific responsibilities of our audit committee include:

°	appointing, evaluating and retaining our independent registered public accounting firm to audit our financial statements;
°	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;
°	considering the adequacy of our internal accounting controls and audit procedures;

°	pre-approving all audit and permissible non-audit services to be performed by the independent registered public accounting firm, as required by applicable laws;
°	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
°	reviewing with management and our independent registered public accounting firm any earnings announcements and other public announcements regarding our results of operations; and
°	preparing the report that the SEC requires in our annual proxy statement.

EXECUTIVE COMPENSATION

We did not pay compensation to our Chief Executive Officer or other executive officers that exceeded $100,000 during fiscal 2003. We did not pay any compensation to any of our executive officers for the fiscal years ended December 31, 2001 or December 31, 2002.

The table below sets forth summary information concerning the compensation paid to our officers in the year ended December 31, 2003.

Name and Position	Salary	Bonus	Deferred Salary

Stephen Bruce Parent, Former Chairman and CEO	$35,000	-0-	-0-
John Francis Cook, President	-0-	-0-	-0-
Robert T. Faber, CEO and CFO	$35,000	-0-	-0-

We are currently paying Robert Faber, President, Chief Executive Officer and acting-Chief Financial Officer, a salary at the rate of $120,000 per annum.

Stock Options

We did not grant stock options to directors, officers or employees in 2003. There were no shares of common stock underlying unexercised stock options at 2003 fiscal year end.

Compensation of Directors

We reimburse the members of our Board of Directors for actual expenses incurred in attending board meetings. Board members do not receive compensation for their services as directors. Purnendu K. Rana Medhi, Director, has a consulting services agreement with us. Mr. Medhi receives a monthly retainer of $3,000 for 40 hours of professional mining consulting services. Additional services to us are compensated at $75 per hour. The consulting services agreement also provides Mr. Medhi a quarterly grant of 12,500 shares of restricted common stock for professional services he provides for us.

Leslie L. Cahan, Director, through his wholly owned company Harlesk Nevada, has a consulting services agreement with us. Harlesk Nevada receives a monthly retainer of $10,000 for consulting services. John F. Cook, President and Director, has a consulting agreement with us. We pay Mr. Cook for his professional mining consulting services at a rate of $500 per day.

We plan to implement a compensation program for our Directors. We are also in the process of reviewing the above-described consulting agreements. With the exception of the consulting services agreements for Purnendu K. Rana Medhi, Leslie L. Cahan and John F. Cook described above, our officers and directors do not have employment agreements or agreements relating to termination of employment or change-in-control agreements.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the 192,859,611 shares of our common stock as of October 12, 2004 by (1) each person who is known by us to be the beneficial owner of more than five percent of our issued and outstanding shares of common stock, (2) each of our directors and executive officers, and as of October 12, 2004 (3) all directors and officers as a group. The table also sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of October 12, 2004 and the number of shares of common stock being offered by the selling stockholders. The selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

The shares being offered for resale by the selling stockholders consist of the total of 21,739,129 shares of our common stock, 10,869,575 shares of common stock issuable in connection with conversion of A warrants, 10,869,575 shares of common stock issuable in connection with conversion of Green Shoe Warrants and 211,666 shares of common stock issuable in connection with conversion of our warrants issued in our recent private placement offering which closed on February 23, 2004. None of the selling stockholders have and, within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

Name of stockholder	Shares of common stock owned prior to the offering	Percent of common shares owned prior to the offering (1)	Shares of common stock to be sold in the offering(1)	Number of shares owned after the offering(19)	Percent of shares owned after offering(19)
Directors and Officers

Stephen B. Parent, Director
8585 E. Hartford Dr., Suite 400 Scottsdale, AZ 85255	45,957,250	23.8%	-0-	45,957,250	23.8%

Leslie L. Cahan, Director
8585 E. Hartford Dr., Suite 400 Scottsdale, AZ 85255	9,000,000	4.7%	-0-	9,000,000	4.7%

John F. Cook, Chairman of the Board of Directors
3155 Hwy 37 RR2 Roslin, Ontario K0K 2Y0 Canada	6,750,000	3.5%	-0-	6,750,000	3.5%

Robert T. Faber, President, Chief Executive Officer, Secretary and acting-Chief Financial Officer
8585 E. Hartford Dr., Suite 400 Scottsdale, AZ 85255	1,990,000	1.0%	-0-	1,990,000	1.0%

Purnendu K. Rana Medhi, Director
1002 Shadow Ridge Road Casa Grande, AZ 85222	140,000.1%		-0-	140,000.1%

All directors and officers as a group	63,837,250	33.1%	0	63,837,250	33.1%
Significant Shareholders Jubilee Investment Trust, established in accordance with the listing rules of the UK Listing Authority and traded on the London Stock Exchange

Pearl Corporate Finance Limited One Great Cumberland Place London W1H 7AL	39,600,000	20.5%	0		39,600,000	20.5%

All Significant Shareholders as a Group	39,600,000	20.5%	0		39,600,000	20.5%

Accredited Investors from $10 Million Equity Raise
Gamma Opportunity Capital Partners, LP (3)	1,630,435.8%		1,630,435		-0-	0%
	-0-	0%	1,630,436	(2)	-0-	0%
Longview Fund LP (5)	1,630,435.8%		1,630,435		-0-	0%
	-0-	0%	1,630,436	(2)	-0-	0%
Longview Equity Fund, LP (5)	2,445,652	1.3%	2,445,652		-0-	0%
	-0-	0%	2,445,652	(2)	-0-	0%
Longview International Equity Fund, LP (5)	815,217.4%		815,217		-0-	0%
	-0-	0%	815,218	(2)	-0-	0%
Alpha Capital Aktiengesellschaft (4)	1,086,957.6%		1,086,957		-0-	0%
	-0-	0%	1,086,958	(2)	-0-	0%
Capital Ventures International (6)	2,173,913	1.1%	2,173,913		-0-	0%
	-0-	0%	2,173,914	(2)	-0-	0%
Portside Growth and Opportunity Fund (7)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Enable Growth Partners L.P. (8)	434,783.2%		434,783		-0-	0%
	-0-	0%	434,784	(2)	-0-	0%
Whalehaven Funds Limited (9)	326,087.2%		326,087		-0-	0%
	-0-	0%	326,088	(2)	-0-	0%
Stonestreet Limited Partnership (10)	760,870.4%		760,870		-0-	0%
	-0-	0%	760,870	(2)	-0-	0%
Smithfield Fiduciary LLC (11)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
TCMP3 Partners LLP (12)	217,391.1%		217,391		-0-	0%
	-0-	0%	217,392	(2)	-0-	0%
Bristol Investment Fund, Ltd. (13)	652,174.3%		652,174		-0-	0%
	-0-	0%	652,174	(2)	-0-	0%
Vertical Ventures, LLC (14)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Merriman Curhan Ford Corporation (15)	272,826.1%		272,826		-0-	0%
	-0-	0%	272,826	(2)	-0-	0%

A. Tod Hindin	108,696.1%		108,696		-0-	0%
	-0-	0%	108,696	(2)	-0-	0%
Kenneth R. Werner Revocable Trust	108,696.1%		108,696		-0-	0%
	-0-	0%	108,696	(2)	-0-	0%
Thomas P. O'Shea, Jr	65,217.1%		65,217		-0-	0%
	-0-	0%	65,218	(2)	-0-	0%
D. Jonathan Merriman	65,217.1%		65,217		-0-	0%
	-0-	0%	65,218	(2)	-0-	0%
Brock Ganeles	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Elise Stern	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Craig E. Sultan	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Carl Frankson	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Jon M. Plexico	43,478.1%		43,478		-0-	0%
	-0-	0%	43,478	(2)	-0-	0%
Pete Marcil	43,478.1%		43,478		-0-	0%
	-0-	0%	43,478	(2)	-0-	0%
David Bain	43,478.1%		43,478		-0-	0%
	-0-	0%	43,478	(2)	-0-	0%
Steven R. Sarracino	42,391.1%		42,391		-0-	0%
	-0-	0%	42,392	(2)	-0-	0%
Gregory S. Curhan	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
John Hiestand	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Robert E. Ford	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Eric Wold	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Christopher Aguilar	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Peter A. Blackwood	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Genesis Microcap Inc. (16)	217,391.1%		217,391		-0-	0%
	-0-	0%	217,392	(2)	-0-	0%
John V. Winfield	1,630,435.8%		1,630,435		-0-	0%
	-0-	0%	1,630,436	(2)	-0-	0%
John V. Winfield IRA-1	1,086,957.6%		1,086,957		-0-	0%
	-0-	0%	1,086,958	(2)	-0-	0%
John V. Winfield IRA-2	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Santa Fe Financial Corp. (17)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Portsmouth Square, Inc. (17)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Intergroup Corp. (17)	2,173,913	1.1%	2,173,913		-0-	0%
	-0-	0%	2,173,914	(2)	-0-	0%
Erik Franklin	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Accredited Investors from $10 Million Equity Raise as a Group	21,739,129	11.3%	43,478,279	-0-	0%

Accredited Investors From $332,500 Private Placement

Stephen B. Parent	10,000.1%		-0-	(21)	10,000	. 1%
	-0-	0	-0-	(22)	5,000	1%
Robert T. Faber	10,000.1%		-0-	(21)	10,000	. 1%
	-0-	0	-0-	(22)	5,000	1%
Joanne T. Becker InterVivos Trust	20,000.1%		-0-	(21)	20,000	. 1%
	-0-	0	-0-	(18)	-0-	0%
Charles and Genevieve Holmes	10,000.1%		0	(21)	10,000.1%
	-0-	0%	5,000	(18)		0%
Rodney Mayberry	20,000.1%		10,000	(18)	20,000.1%
	-0-	0%	10,000	(18)		0%
Gerald Jenkins	10,000.1%		-0-	(21)	10,000.1%
	-0-	0%	5,000	(18)		0%
Isaac and Donna Ward	20,000.1%		-0-	(21)	20,000.1%
	-0-	0%	10,000	(18)		0%
David Salari(20)	10,000.1%		-0-	(21)	10,000.1%
	-0-	0%	5,000	(18)		0%
Alan Ward	10,000.1%		-0-	(21)	10,000.1%
	-0-	0%	5,000	(18)		0%
John Wilkins	10,000.1%		-0-	(21)	10,000.1%
	-0-	0%	5,000	(18)		0%
Thomas and Barbara Worthen	10,000.1%		-0-	(21)	10,000.1%
	-0-	0%	5,000	(18)		0%
Mark and Jennifer Ward	193,333.1%		-0-	(21)	193,333.1%
	-0-	0%	96,666	(18)		0%
Gordon Randy Lane(23)	-0-	.1%	96,666	(18)		.1%
Lisa Boksenbaum (20)	10,000.1%		-0-	(21)	10,000.1%
	-0-	0%	5,000	(18)		0%
Accredited Investors From $332,500 Private Placement as a Group	343,333.2%		258,332		353,333.2%
Total All Groups	125,519,712	65%	43,689,945		103,790,583	53.8%

(1)	The percentage of shares is based on 192,859,611 shares issued and outstanding as of October 12, 2004.
(2)	Consists of A Warrants and Green Shoe Warrants.
(3)	Gamma Capital Advisors, Ltd., an Anguilla, British West Indies company, is the general partner to the stockholder Gamma Opportunity Capital Partners, LP, a Cayman Islands registered limited partnership, with the power to vote and dispose of the common shares being registered on behalf of the stockholder. As such, Gamma Capital Advisors, Ltd. may be deemed the beneficial owner of said shares. Christopher Rossman and Jonathan P. Knight, PhD are the Directors to Gamma Capital Advisors, Ltd., each possessing the power to act on its behalf. Gamma Capital Advisors, Ltd., Christopher Rossman and Jonathan P. Knight, PhD each disclaim beneficial ownership of the shares of common stock being registered hereto.
(4)	Konrad Ackerman is a representative of, and makes investment decisions for, Alpha Capital Aktiengellschaft.
(5)	S. Michael Rudolph is a representative of, and makes investment decisions for, Longview Fund LP, Longview Equity Fund, LP and Longview International Equity Fund, LP.
(6)	Mike Mollen is a representative of, and makes investment decisions for, Capital Ventures International.
(7)	Nancy Wu is a representative of, and makes investment decisions for, Portside Growth and Opportunity Funds.
(8)	Mitchell Levine is a representative of, and makes investment decisions for, Enable Growth Partners L.P.
(9)	Michael Finkelstein is a representative of, and makes investment decisions for, Whalehaven Funds Limited.
(10)	Michael Finkelstein is a representative of, and makes investment decisions for, Stonestreet Limited Partnership.
(11)	Adam Chill is a representative of, and makes investment decisions for, Smithfield Fiduciary LLC.
(12)	Walter Schenker is a representative of, and makes investment decisions for, TCMP3 Partners LLP.

(13)	Paul Kessler is a representative of, and makes investment decisions for, Bristol Investment Fund, Ltd.
(14)	Josh Silverman is a representative of, and makes investment decisions for, Vertical Ventures, LLC.
(15)	John Hiestad is a representative of, and makes investment decisions for, Merriman Curhan Ford Corporation.
(16)	Lawrence S. Gibbons is a representative of, and makes investment decisions for, Genesis Microcap Inc.
(17)	John V. Winfield is a representative of, and makes investment decisions for, Santa Fe Financial Corp., Portsmouth Square, Inc. and Intergroup Corp.
(18)	This amount is for the registration of shares underlying the warrants held by this person. This amount is not included in the category "Shares of common stock owned prior to the offering." This chart assumes that such shares will still be held by the shareholder after the offering.
(19)	Assumes that all of the shares of common stock being registered (including the shares of common stock issuable in connection with our A Warrants, Green Shoe Warrants and warrants issued in our recent private placement offering which closed February 23, 2004) in this prospectus are sold and no other shares of common stock are sold during the offering period.
(20)	Lisa Boksenbaum is our employee and David Salari is our consultant.
(21)	This amount represents the number of shares acquired in the $332,500 private placement. Pursuant to the terms of the private placement offering memorandum, these shares are not being registered in this registration statement.
(22)	Stephen Parent and Robert Faber are directors and/or officers of the company. They have elected not to register the shares underlying the warrants they acquired in the $332,500 private placement.
(23)	In April 2004, pursuant to the $332,500 private placement agreement, we repurchased 100,000 shares of common stock from Gordon Randy Lane for $75,000. or $0.75 per share. This was the market price at the time of the transaction.

As of July 18, 2004, we had issued 46,500 shares of our Preferred Convertible Redeemable Shares to Harlesk Nevada, Inc. Leslie L. Cahan, our director, is the principal owner of Harlesk Nevada, Inc. These shares were issued in exchange for the Spring Valley and Gold Canyon placer gold claims that we acquired. The Company and Harlesk Nevada have agreed to cancel these shares in exchange for stating the obligation in a net proceeds royalty agreement between the parties.

PLAN OF DISTRIBUTION

We are registering the common stock to permit security holders to conduct secondary trading of these securities from time to time after the date of this prospectus. We will not receive any proceeds from the sale of the securities covered by this prospectus, other than the consideration due for the purchase of the securities upon exercise of the warrants. This Registration Statement is being filed pursuant to the terms of certain registration rights granted to stockholder in connection with our private placement of 21,739,129 shares of common stock in March 2004. The subscription agreement for that equity raise provided the investors with registration rights and required us to have a registration statement covering the shares and issuable warrant shares filed and declared effective within 90 days from the March 22, 2004 closing date to file and have declared effective a registration statement registering the shares issued in the transaction. In the event the registration statement was not declared effective within the 90-day period, a penalty of two percent (2%) of the amount raised in the private placement amount would be assessed for each 30-day period after the expiration of the 90 days. The 90-day period expired on June 21, 2004. As of October 1, 2004, the Company has accrued a penalty of $ 800,000. Until this registration statement is declared effective, the penalty will continue to accrue at $200,000 for each 30-day period following October 1, 2004. While we intend to negotiate a compromise of the terms of the penalty with the stockholders, we cannot guarantee we will be successful in this negotiation. We are also registering 21,950,816 shares of common stock issuable in connection with the conversion of our series A warrants, our Green Shoe warrants and the warrants issued in our February 23, 2004 private placement.

All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,

o	transactions involving cross or block trades on any securities or market where our common stock is trading,

o	purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, “at the market” to or through market makers or into an existing market for the common stock,

o	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

o	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

o	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $75,000.

We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus. The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

Our authorized capital stock consists of 500,000,000 shares of common stock, $.000666 par value per share.

Common Stock

As of October 12, 2004, 192,859,611 shares of common stock were issued and outstanding. Holders of common stock are entitled to one vote for each share of common stock owned of record on all matters to be voted on by shareholders, including the election of directors. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

Warrants to Purchase Our Common Stock

As of June 30, 2004, warrants to purchase 21,950,816 shares of our common stock were issued and outstanding, as follows:

Number of Shares of Common Stock	Exercise Price	Expiration Date

10,869,575 (Series A Warrants)	$0.86	March 22, 2009

10,869,575 (Green Shoe Warrants)	$0.46	180 days after the effective date of the registration statement

211,666 (Private Placement Warrants)	$1.00	February 23, 2005

Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Registration Rights

The holders of 21,739,150 shares of common stock issuable upon exercise of a warrant that were outstanding and unconverted and unexercised, respectively, immediately prior to the consummation of this offering, or the registrable securities, are entitled to have their shares registered by us under the Securities Act under the terms of the Subscription Agreement between us and the holders of these registrable securities. Subject to limitations specified in the agreement, these registration rights include the following:

•	the holders of at least 50% of the then-outstanding registrable securities may require, on one occasion beginning ninety-one days after the Closing Date of the Subscription Agreement, but not later than two years after the Closing Date of the Subscription Agreement, that we use our best efforts to prepare and file with the Securities Exchange Commission a registration statement to register the registrable securities for public resale; and
•	if, other than in connection with this offering, we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering due to marketing factors.

We will bear all registration expenses other than underwriting discounts and commissions with respect to all such registrations. All registration rights terminate on the date five years following the consummation of the sale of securities pursuant to this prospectus, or, with respect to each individual holder, such earlier time at which all registrable securities held by the holder (and any affiliate of the holder with whom such holder must aggregate its sales under Rule 144) can be sold each day of any 90 day period pursuant to Rule 144.

TRANSFER AGENT

The Transfer Agent and Registrar for our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Its telephone number is (303) 282-4800.

EXPERTS

The financial statements included in this prospectus have been audited by Jewett, Schwartz & Associates, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common shares offered will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey 07726.

GOLDSPRING, INC.

FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND FOR THE YEAR ENDED DECEMBER 31, 2003

INDEX	Page

Financial Statements for the Six Month Period Ended June 30, 2004

Consolidated Balance Sheet as of June 30, 2004	F-2

Consolidated Statement of Operations for the Six Month Period Ended June 30, 2004 and June 30, 2003	F-3

Consolidated Statement of Cash Flows as of June 30, 2004	F-4

Notes to Financial Statements for the Six Month Period Ended June 30, 2004	F-5-6

Report of Independent Certified Public Accountants for the Year Ended 2003	F-8

Consolidated Balance Sheet as of December 31, 2003	F-9

Consolidated Statements of Operations for the years ended December 31, 2003 and 2002	F-10

Consolidated Statements of Changes in Stockholders' Equity for the year ended December 31, 2003 and 2002	F-11 & F-12

Consolidated Statements of Cash Flows for the year ended December 31, 2003 and 2002	F-13

Notes to Consolidated Financial Statements for the Year Ended 2003	F-14 thru F-35

GOLDSPRING, INC.

CONSOLIDATED BALANCE SHEET

As Restated

As of June 30, 2004

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$5,610,321
Other current assets	$138,619
Investment (Gold)	$974,520
Inventory -	$106,689
Deferred tax benefit	$1,420,000
TOTAL CURRENT ASSETS	8,250,149
PLANT, EQUIPMENT AND MINERAL PROPERTIES, NET
Mineral Properties	$1,334,837
Plant and equipment	$3,885,312
TOTAL PROPERTY AND EQUIPMENT	5,220,149
OTHER ASSETS:
Reclamation deposit	145,000
Equipment purchase deposit	100,000
Deferred Mining Costs, etc.	75,514
320,514
TOTAL ASSETS	$13,790,812

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts Payable	$545,659
Accrued Expenses	$336,226
Current portion of long-term debt - related party	$400,000
TOTAL CURRENT LIABILITIES	1,281,885

LONG-TERM DEBT - RELATED PARTY, NET OF CURRENT PORTION	$400,000

TOTAL LIABILITIES	1,681,885
STOCKHOLDERS' EQUITY
Treasury Stock	(67)

Common stock, $.000666 par value, 500,000,000 shares authorized, 194,992,911 shares issued and outstanding	$128,445
Additional Paid-in Capital	$15,656,790
Accumulated deficit - Prior years	$(3,705,019)
Accumulated Earnings deficit - Current Year	$28,778
TOTAL STOCKHOLDERS' EQUITY	$12,108,927
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,790,812

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the six month period ended June 30

	2003		2004
SALES AND OTHER INCOME
Sales		$-		$-
COSTS AND EXPENSES
Costs applicable to sales		$-		$-
Depreciation, depletion and amortization		$-		$-
General and administrative		$-		$670,682
Consulting		$-		$146,146
Other		$-		$-
		$-		$816,828
LOSS BEFORE INCOME TAX BENEFIT		$-		$(816,828)

OTHER INCOME (EXPENSE)
Interest Income				12,636
Gain on Derivative Instrument, net				395,150
Unrealized Loss, Investment				(42,180)
TOTAL OTHER INCOME / (EXPENSE)				365,606
LOSS BEFORE INCOME TAX BENEFIT				(451,222)
INCOME TAX BENEFIT		$-		$480,000
NET INCOME		$-		$28,778
Earnings per common share, basic	$	nil	$	nil
Weighted Average Shares Outstanding		100,410,000		184,291,427

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six month period ended June 30,

	2003	2004
Cash Flows from Operating Activities
Net Income	$-	$28,778
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Deferred Tax Benefit	-	(480,000)
Consulting services provided in exchange for common stock - Increase:	-	42,000
Unrealized Loss on Investment	-	42,180
Inventory	-	(52,698)
Prepaid and Other Current Assets -	-	(90,328)
Deferred Minig Costs	-	(75,514)
Accounts payable - Increase:	-	436,708
Accrued expenses - Increase:	-	286,904
	-	109,261
Net cash used in Operating Activities	-	138,039
Investing activities
Investment in Gold	-	(1,016,700)
Acquisitions of plant, equipment and mineral properties	-	(2,932,655)
Net cash used in investing activities	-	(3,949,355)
Financing Activities
Net Proceeds from the issuance of common stock (After Fees & Related Expenses)	-	9,482,499
Principal payment on note payable	-	(200,000)
Purchase and Cancellation of Company's Common Stock	-	(150,000)
Purchase of Company's Common Stock, Recorded to Treasury	-	(75,000)
Net Cash Flows Provided by Financing Activities	-	9,057,499
Net Increase in Cash	-	5,246,183
Cash Beginning of Year	318	364,138
Cash End of Period	$318	$5,610,321

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period ending June 30, 2004 and the Year 2003

(Unaudited)

Note A — Basis of Preparation of Financial Statements

The following interim Consolidated Financial Statements of GoldSpring, Inc. and its subsidiaries (collectively, “GoldSpring” or the “Company” are unaudited and prepared in accordance with the rules and regulations of the Securities and Exchange Commission for Form 10-QSB. Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles as long as the statements are not misleading. In the opinion of management, all adjustments necessary for a fair presentation of these interim statements have been included. These interim Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements of GoldSpring, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 2003.

The Company’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the Company’s Consolidated Financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of managements estimates and assumptions relate to mineralized material that are the basis for future cash flow estimates and units-of -production depreciation, depletion and amortization calculations: environmental reclamation and closure obligations; estimates of recoverable gold and other minerals in stockpile and leach pads inventories; asset impairments (including impairments of goodwill, long-lived assets, and investments); valuation allowances for deferred tax assets; mineralized materials for contingencies and litigation; and the fair value and accounting treatment of financial instruments. The Company bases its estimates on the Company’s historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

Restatement of Financial Statements

The Company after careful consideration and review, has elected to change the accounting treatment of the transaction between the Company and Ecovery, Inc. (the “Transaction”) and accordingly restate the financial statements. Originally, the Transaction was accounted for as a business combination that resulted in recording goodwill, an intangible asset, of approximately $8.9 million. After further investigation and consideration, the Company has concluded that treatment of this Transaction as a reverse merger more accurately reflects the nature of this Transaction. The primary factors influencing the accounting treatment change for this Transaction are: (1) the change in control of the Company based on the number of GoldSpring shares issued to the Ecovery shareholders in the transaction; (2) effective the date of the transaction, the sole officer and director of the Company resigned; and (3) the Company, GoldSpring, Inc. had no operations prior to the Transaction. The accounting impact of treating this Transaction as a reverse merger instead of a business combination is an elimination of $8.9 million of goodwill and a reduction of Additional Paid — in Capital by the same amount. This change in accounting treatment had no effect on the Company’s results of operations.

Note B — Stockholders’ Equity

In February 2004, the Company raised $332,500 under a Restricted Private Placement for accredited private investors. The private placement consisted of 44 1/3 Units, each Unit represented 10,000 shares of restricted common stock and 5,000 warrants exercisable at $1.00 per share. The warrants expire on February 23, 2005 (one year from the closing date of the private placement).

In March 2004, the Company raised a total of $10 million in a private placement to institutional and accredited investors through the issuance of 21,739,130 shares of unregistered common stock. The investors also received Series A warrants to purchase 50% additional shares of common stock, at an exercise price of $0.86 per share and Series B warrants, providing investors the opportunity to invest an additional $5 million at an exercise price of $.46 per share. The Series A warrants are exercisable for four years, and the Series B warrants are exercisable for one hundred and eighty (180) business days after the Effective Date of the S-1 registration statement.

Shares Issued in Consideration of Consulting Services

On January 12, 2004, the Company issued a total of 50,000 shares to Purnendu K. Rana Medhi, a Board Member, pursuant to a consulting services agreement. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuance of shares of common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by the Company did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. The Company did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Medhi had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Income Tax Benefit

The Income Tax benefit was calculated based on the increase to the net operating loss carry forward resulting from the loss from operations incurred during the first quarter and the fees related to the $10 million equity financing.

Subsequent Events

Pursuant to the February private placement, the Company in April 2004 repurchased 100,000 shares of common stock for $75,000, or $0.75 per share, which was the market price at the time of the transaction. The funds for the stock repurchase came from the proceeds related to the gain on the April 2004 spot deferred sale of gold contract.

In April 2004, we entered into a settlement agreement with Antonio Treminio. A dispute had arisen between the Company and Mr. Treminio relating to alleged obligations owed by the Company to Treminio and 2,000,000 GoldSpring shares owned by Treminio. An agreement was reached whereby Mr. Treminio returned the shares and the Company simultaneously paid Treminio $150,000 in full satisfaction of all amounts owed to Treminio. The shares were returned to the Company and subsequently cancelled.

Subsequent to March 31, 2004, an additional 1,947,296 restricted common shares became unrestricted and qualified for sale in a brokered transaction pursuant to Rule 144 of the Securities Act of 1933. During 2004, a total of 2,499,769 restricted common shares became unrestricted and qualified for sale in a brokered transaction by unaffiliated and minority shareholders of the Company.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include statements regarding: proposed new programs; expectations that regulatory developments or other matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “goal,” “budget,” “schedule,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements are based on a number of assumptions, estimates and information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to: fluctuations in the price of gold or certain other commodities (such as silver, copper, diesel fuel and electricity), changes in national and local government legislation, taxation, controls, regulations and political or economic developments in the United States or other countries in which we may carry on business in the future; business opportunities that may be presented to, or pursued by us; the ability to successfully integrate acquisitions; operating or technical difficulties in connection with exploration or mining activities; and the speculative nature of gold exploration, including risks of diminishing quantities or grades of reserves; and contests over our title to properties. In addition, there are risks and hazards associated with the business of gold exploration and mining, including environmental hazards, industrial accidents, unusual or unexpected formations and we may have no insurance or inadequate insurance to cover these risks. Many of these uncertainties and contingencies can affect our actual results and could cause our actual results to differ materially from those expressed or implied in any forward-looking statements made by or on behalf of us. Specific reference is made to “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. These cautionary statements qualify all of the forward-looking statements made in this prospectus. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, you should draw no inference that we will make additional updates with respect to those or other forward-looking statements.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the shareholders and board of directors GoldSpring, Inc.:

We have audited the accompanying consolidated balance sheet of GoldSpring, Inc. f/k/a Visator, Inc. (a Florida corporation) as of December 31, 2003, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GoldSpring, Inc. as of December 31, 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The financial statements referred to above have been restated to account for the acquisition of the mining interests acquired from Ecovery, Inc. as a reverse merger pursuant to the Plan of Reorganization and the cancellation of preferred stock further described in Note 1 to the financial statements.

JEWETT, SCHWARTZ & ASSOCIATES

HOLLYWOOD, Florida
March 12, 2004 and
June 14, 2004 with respect to Note 1

GOLDSPRING, INC.
CONSOLIDATED BALANCE SHEET

As Restated

As of December 31, 2003

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$364,138
Prepaids and Other current assets	48,291
Inventory	54,000
Deferred tax benefit	940,000
TOTAL CURRENT ASSETS	1,406,429
PLANT, EQUIPMENT, MINE DEVELOPMENT AND MINERAL PROPERTIES, NET
Mineral Properties	1,334,837
Plant, equipment and Development	952,657
TOTAL PROPERTY AND EQUIPMENT	2,287,494
OTHER ASSETS:
Reclamation deposit	145,000
Equipment purchase deposit	100,000
TOTAL OTHER ASSETS	$245,000
TOTAL ASSETS	$3,938,923

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts Payable	$108,952
Accrued Expenses	49,322
Current portion of long-term debt - related party	400,000
TOTAL CURRENT LIABILITIES	558,274

LONG-TERM DEBT - RELATED PARTY, NET OF CURRENT PORTION	600,000

TOTAL LIABILITIES	1,158,274
STOCKHOLDERS' EQUITY

Common stock, $.000666 par value, 500,000,000 shares authorized, 172,627,149 shares issued and outstanding	114,970
Additional Paid-in Capital	6,370,698
Accumulated deficit	(3,705,019)
TOTAL STOCKHOLDERS' EQUITY	2,780,649
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,938,923

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31,

	2002	2003
SALES AND OTHER INCOME
Sales	$1,157	$-
Interest	-	1,891
	1,157	1,891
COSTS AND EXPENSES
Costs applicable to sales	-	-
Depreciation, depletion and amortization	13,264	1,118
General and administrative	57,177	387,557
Consulting (see Note 11)	-	4,258,235
Research and development	9,645	-
	80,086	4,646,910
LOSS BEFORE INCOME TAX BENEFIT	(78,929)	(4,645,019)

INCOME TAX BENEFIT	0	940,000
NET LOSS	$(78,929)	$(3,705,019)
Net loss per common share, basic and diluted	$(0.019)	$(0.027)
Weighted Average Shares	4,228,181	135,138,181

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

As Restated

	Common Stock 500,000,000 shares authorized
	Shares Issued	Shares Issued	Par Value $.000666 per share	Stock Subscribed	Common Stock Subscriptions Receivable
BALANCE - DECEMBER 31, 2001	2,207,450	$1,472	$-	$-
Eleven for one forward stock split	22,074,500	14,702
Shares issued in exchange for consulting services	726,932	484
Twenty-five to one reverse stock split	(24,008,527)	(15,990)
Shares issued in exchange for consulting services	18,500,000	12,321
Shares issued and reacquired as treasury stock	79,500,000	52,947	52,947	(52,947)
Shares surrendered to treasury and retired	(16,500,000)	(10,989)
Shares issuable for cancellation of Stockholder debt	1,198,726	798
Net loss for the period January 1, 2002 Through December 31, 2002

BALANCE - DECEMBER 31, 2002	83,699,081	$55,745	$52,947	$(52,947)

Quasi-reorganization
Retirement of common stock	(79,500,000)	(52,947)	(52,947)	52,947
Common stock issued for acquisitions of plant, equipment and mining interests	91,523,149	60,954
Common stock issued for consulting services	24,289,000	16,176
Common stock retired	(11,735)	(8)
Issuance of common stock	37,000,000	24,642
Forward Stock Split	15,627,654	10,408
Consulting fees incurred
Net Loss

BALANCE - DECEMBER 31, 2003	172,627,149	$114,970	$--	$--

	Treasury Stock Subscriptions Payable	Additional Paid-In Capital	Treasury Stock (at cost)	Accumulated Deficit	Deferred Consulting Fees	Total
BALANCE - DECEMBER 31, 2001	$--	$317,428	$--	$(491,844)	$--	$(172,944)
Eleven for one forward stock split		(14,702)				--
Shares issued in exchange for consulting services		22,794			(23,278)	--
Twenty-five to one reverse stock split		15,990				--
Shares issued in exchange for consulting services		18,672,679			(18,685,000)	--
Shares issued and reacquired as treasury stock	20,000	(52,947)	(20,000)			--
Shares surrendered to treasury and retired		(16,654,011)			16,665,000	--
Shares issuable for cancellation of Stockholder debt		203,196				203,994
Net loss for the period January 1, 2002 Through December 31, 2002				(78,929)		(78,929)

BALANCE - DECEMBER 31, 2002	$20,000	$2,510,427	$(20,000)	$(570,773)	$(2,043,278)	$(47,879)

Quasi-reorganization		(570,773)		570,773		--
Retirement of common stock	(20,000)	52,947	20,000			--
Common stock issued for acquisitions of plant, equipment and mining interests		399,185				460,139
Common stock issued for consulting services		2,103,954				2,120,130
Common stock retired						(8)
Convertible Redeemable Preferred stock issued for mining claim						4,650,000
Issuance of common stock		1,885,366				1,910,008
Forward Stock Split		(10,408)				--
Consulting fees incurred					2,043,278	2,043,278
Net Loss				(3,705,019)		(3,705,019)

BALANCE - DECEMBER 31, 2003	$--	$6,370,698	$--	$(3,705,019)	$--	$2,780,649

        The accompanying notes are an integral part of these statements..

GOLDSPRING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
As Restated

For the years ending December 31,

	2002	2003
Cash flows from operating activities
Net (Loss)	$(78,929)	$(3,705,019)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation	13,264	1,118
Deferred tax benefit		(940,000)
Consulting services provided in exchange for common stock		4,163,408
(Increase) Decrease in:
Other Current Assets	25,000	(102,291)
(Increase) Decrease in:
Accounts payable	11,924	108,951
Accrued expenses	--	-
	50,188	3,231,186
Net cash used in Operating Activities	(28,741)	473,833
Reclamation bond deposit	--	(145,000)
Acquisitions of plant, equipment and mineral properties	--	(1,927,356)
Net cash used in investing activities	--	(2,072,356)
Financing Activities
Proceeds from the issuance of common stock	--	1,910,008
Proceeds from the issuance of note payable to a related party	--	1,000,000
Proceeds from the issuance of notes payable to related parties	31,629	--
Security Deposits Forfeited	4,355	--
Net cash flows provided by Financing Activities	35,984	2,910,008
Net Increase (Decrease) in Cash	7,243	363,820
Cash Beginning of Year	(6,925)	318
Cash End of Period	$318	$364,138
Supplemental disclosures of non-cash investing and financing activities:

Issuance of common stock for the acquisitions GoldSpring, LLC and Ecovat, LLC	$--	$119,138
Issuance of common stock for the acquisition of water rights	$--	$41,000
Issuance of common stock for the acquisition of Plum Mining, LLC	$--	$200,000
Issuance of common stock for an equipment deposit	$--	$100,000

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 — Summary of Significant Accounting Policies

Summarized below are the significant accounting policies of GoldSpring, Inc. (f/k/a STARTCALL.COM, INC.)

The Company: The Company, incorporated in the State of Florida effective October 19, 1999 (Date of Inception) under the name of Click and Call, Inc. and, established its corporate offices in Miami, Florida.

On June 7, 2000, the Company filed an amendment to the Articles of Incorporation effecting a name change to STARTCALL.COM, INC., and also changed its capital structure as disclosed in Note 7 to these financial statements.

The Company, prior to and for part of the current year, met the criteria of a Development Stage Enterprise and presented its financial statements in accordance with Statements of Financial Accounting Standards (“SFAS”) Number 7, Accounting and Reporting by Development Stage Enterprises. However, during the current year and pursuing the termination of the agreement with Web Intelligence Technology APS and ARN Invest APS., as more fully described below, management of the Company, in the best interest of the shareholders determined that the Company should pursue other opportunities and no longer engage in development activities. At December 31, 2003 the Company was no longer in the development stage.

Nature of the Business: The Company formerly planned on operating as an Application Service Provider, or ASP, and offering real-time interaction technology as an outsource service. In December 2002 management entered into a Stock Purchase Agreement and Share Exchange with Web Intelligence Technology ApS and ARN Invest ApS (both Denmark Corporations) in consideration for the issuance of 79,500,000 shares of Startcall to ARN. The Company subsequently filed a Certificate of Amendment in the State of Florida changing its name to Visator, Inc. Pursuant to the agreement, Antonio Treminio and Sylvio Martini resigned as officers and directors and Anders Nielsen and Jesper Toft were appointed new officers and directors of the Company. However, in February 2003 the parties to this agreement entered into a termination agreement and mutual release in which the parties agreed to terminate and deem null and void the Stock Purchase Agreement and Share Exchange. Pursuant to this agreement, ARN Invest returned the 79,500,000 shares of stock in consideration for the payment of $20,000 by the Company to Web Intelligence. The Company’s Management, upon termination of this agreement, determined that it was in the best interest of the shareholders to seek other business opportunities for the Company. This topic is discussed in more detail below. The financial statements are being presented as though the termination took place in 2002.

Concurrent with the aforementioned termination agreement, management entered into a purchase agreement with Ecovery, Inc. (“Seller”) to acquire GoldSpring LLC and Ecovat Copper Nevada LLC. These two enterprises made up substantially all of the assets used by Ecovery in conducting its mining business in Nevada. The assets included, but were not limited to, the Seller’s accounts receivable, corporate name, trade name, trademarks and logos, mining tenements and any and all mining claims.

On March 20, 2003, pursuant to the Plan of Reorganization by Exchange the Company changed its name to GoldSpring, Inc.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 — Summary of Significant Accounting Policies — Continued

On June 12, 2003, as outlined in the Plan and Agreement of Reorganization by exchange by Goldspring, Inc., the Company purchased GoldSpring, LLC and Ecovat Copper Nevada, LLC from Ecovery, Inc. for a total of 90,000,000 restricted common shares of the Company, 46,500 newly authorized $100.00 Preferred Convertible, Redeemable shares in full satisfaction of $4,650,000 of production payments due from the operation of the mining claims and $100,000. These two LLC’s represented substantially all of the mining assets of Ecovery, Inc.

The Plan and Agreement of Reorganization by Exchange agreement was entered into on March 20, 2003, with an effectuation date of March 11, 2003 and all of the requirements and conditions of the closing were satisfied as of June 12, 2003. In accordance with the agreement, the Company in March 2003 cancelled the previously issued 79,500,000 restricted common shares and reissued 90,000,000 restricted common shares to the Ecovery shareholders. The preferred stock was subsequently cancelled pursuant to an amendment to this agreement made in 2004. Since this revision affects the manner that the original transaction would have been recorded, management has elected to restate these financial statements as further described below.

On November 4, 2003, the Company acquired Plum Mining LLC for $1.4 million. The purchase price consisted of a $200,000 cash payment, 594,177 restricted common shares valued at $200,000 and $1,000,000 non interest bearing promissory note due in equal quarterly installments commencing January 2004 through June 2006.

Restatement of Financial Statements

The Company, pursuant to its recent S-1 filing and after careful consideration and review, has elected to change the accounting treatment of the transaction between the Company and Ecovery, Inc. (the “Transaction”) and accordingly restate the financial statements. Originally, the Transaction was accounted for as a business combination that resulted in recording goodwill, an intangible asset, of approximately $8.9 million. After further investigation and consideration, the Company has concluded that the accounting treatment of this Transaction as a reverse merger more accurately reflects the nature of this Transaction. The primary factors influencing the accounting treatment change for this Transaction are: (1) the change in control of the Company based on the number of GoldSpring shares issued to the Ecovery shareholders in the transaction; (2) effective the date of the transaction, the sole officer and director of the Company resigned; and (3) the Company, GoldSpring, Inc. had no operations prior to the Transaction. The accounting impact of treating this Transaction as a reverse merger instead of a business combination is an elimination of $8.9 million of goodwill and a reduction of Additional Paid — in Capital by the same amount. In connection with the change in accounting treatment of the original transaction with Ecovery, the seller and the Company have mutually agreed to cancel the 46,500 convertible redeemable preferred shares in favor of 20% net proceeds royalty agreement. Incorporated in this filing is the restatement of the financial statements to reflect the accounting treatment changes for recording these transactions. Specifically, we reevaluated our accounting for certain convertible, redeemable preferred stock issued to Harlesk Nevada, a company controlled by Leslie L. Cahan, a GoldSpring Director since 2003. Since the substance of the economic arrangement between Harlesk Nevada and us was to provide a maximum financial benefit of $4.65 million to Harlesk Nevada by way of a 20% net proceeds royalty contingent obligation (subject to a continuing 2% NSR royalty) when and if the Gold Canyon and Spring Valley properties were put into commercial production, our management and Harlesk Nevada mutually agreed to cancel the preferred stock and restate the same obligation in a net proceeds royalty agreement between the parties. Accordingly the Gold Canyon and Spring Valley assets have been adjusted to reflect the cancellation of the preferred stock. This change has been restated to reflect the Company’s financial situation. These changes in accounting treatment have no effect on the Company’s results of operations.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 — Summary of Significant Accounting Policies — Continued

Principals of Consolidation:

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries. All material inter-company transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid debt securities purchased with original or remaining maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair market value because of the short maturity of those instruments. Furthermore, Notes Payable amounts approximate the fair value.

Credit Risk

It is the Company’s practice to place its cash equivalents in high quality money market securities with one major banking institution. Certain amounts of such funds are not insured by the Federal Deposit Insurance Corporation. However, the Company considers its credit risk associated with cash and cash equivalents to be minimal.

Inventories

In general, costs that are incurred in or benefit the productive process are inventoried. Inventories are carried at the lower of cost or net realizable value. The current portion of inventories is determined based on the expected amounts to be processed within the next twelve months. Inventories not expected to be processed within the next twelve months are classified as long-term.

The major classifications of inventory are as follows:

Stockpiles:

Stockpiles represent coarse mined material that has been extracted from the mine and is available for further processing. Stockpiles are measured by estimating the number of tons (via truck counts and/or in-pit surveys of the mined material before stockpiling) added and removed from the stockpile, the number of contained ounces (based on assay data) and the recovery percentage (based on the process for which the mined material is destined). Stockpile tonnages are verified by periodic surveys. Stockpiles are valued based on mining costs incurred up to the point of stockpiling the mined material, including applicable depreciation depletion, and amortization relating to mining operations. Value is added to a stockpile based on the current mining cost per ton and removed at the average cost per recoverable ounce of gold in the stockpile.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 — Summary of Significant Accounting Policies — Continued

Leach Pads

The recovery of gold from certain oxide ores is best achieved through the heap leaching process. Under this method, mined material is placed on leach pads where it is permeated with a chemical solution, which dissolves the gold contained in the mined material. The resulting “pregnant” solution is further processed in a leach plant where the gold in-solution is recovered. For accounting purposes, value is added to leach pads based on current mining costs, including applicable depreciation depletion and amortization relating to mining operations. Value is removed from the leach pad as ounces are recovered in circuit at the leach plant based on the average cost per recoverable ounce of gold on the leach pad.

The engineering estimates of recoverable gold on the leach pads are calculated from the quantities of mined material placed on the pads (measured tons added to the leach pads), the grade of mined material placed on the leach pads (based on assay data) and a recovery percentage (based on the leach process and mined material type). In general, the leach pad production cycles project recoveries of approximately 60% to 90% of the placed recoverable ounces in the first six months of leaching, declining each 6 month period thereafter until the leaching process is complete.

Although the quantities of recoverable gold placed on the leach pads are reconciled by comparing the grades of mined material placed on pads to the quantities of gold actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and the engineering estimates are refined based on actual results over time. The ultimate recovery of gold from a pad will not be known until the leaching process is terminated.

The current portion of leach pad inventories is determined based on engineering estimates of the quantities of gold at the balance sheet date, which are expected to be recovered during the next twelve months.

In-process

In-process inventories represent materials that are currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the mined material and the specific mining operation, but include mill in- circuit, leach in-circuit, floatation and column cells, and carbon in-pulp inventories. In-process material is measured based on assays of the material fed to process and the projected recoveries of the respective plants. In-process inventories are valued at the average cost of the material fed to process attributable to the source material coming from the mine, stockpile or leach pad plus the in-process conversion costs, including applicable depreciation relating to the process facility, incurred to that point in the process.

Finished goods

Finished goods inventories represent saleable gold dore or gold bullion and are valued at the average cost of the respective in-process inventories incurred prior to the refining process, plus refining costs.

At December 31, 2003, the Company had a stockpile of 10,000 tons valued at $54,000.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 — Summary of Significant Accounting Policies — Continued

Impairment of Long Lived Assets and Long Lived Assets to be Disposed Of

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” which supersedes both SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and the accounting and reporting provisions of Accounting Practice Bulletin (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that opinion).

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 — Summary of Significant Accounting Policies — Continued

This statement establishes the accounting model for long-lived assets to be disposed of by sale and applies to all long-lived assets, including discontinued operations. This statement requires those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The Company adopted SFAS No. 144 in the fiscal year ending October 31, 2002.

SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No. 121. The Company adopted SFAS No. 144 in its evaluation of the fair value of certain assets as described in Notes 2 and 3.

Intangible Assets — The Company accounts for intangible assets in accordance with SFAS 142. Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method. Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs. Such assets are amortized on a straight-line basis over the estimated useful life of the asset. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the fair value is less than the carrying amount of the asset, an impairment loss is then recognized.

Revenue Recognition

Revenue is recognized in accordance with the U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 101, such that revenue is recognized when the price is determinable and upon delivery and transfer of title of third-party refined gold or other metal to the customer.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 — Summary of Significant Accounting Policies — Continued

Deferred Stripping Costs

In general, mining costs are charged to Costs applicable to sales as incurred. However, at open-pit mines, which have diverse grades and waste-to-ore ratios over the mine life, the Company defers and amortizes certain mining costs on a units-of-production basis over the life of the mine. These mining costs, which are commonly referred to as “deferred stripping” costs, are incurred in mining activities that are normally associated with the removal of waste rock. The deferred stripping accounting method is generally accepted in the mining industry where mining operations have diverse grades and waste-to-ore ratios; however industry practice does vary. Deferred stripping matches the costs of production with the sale of such production at the Company’s operations where it is employed, by assigning each ounce of gold with an equivalent amount of waste removal cost. If the company were to expense stripping costs as incurred, there may be greater volatility in the Company’s period-to-period operations.

At the Company’s gold mining operations, deferred stripping costs are charged to Costs applicable to sales as gold is produced and sold using the units-of-production method based on estimated recoverable ounces of mineralized material, using a stripping ration calculated as the ratio of total tons to be moved to total mineralized material, and result in the recognition of the costs of waste removal activities over the life of the mine as gold is produced and sold. The application of the accounting and deferred stripping costs and resulting differences in timing between costs deferred and amortization generally results in an asset on the balance sheet (deferred stripping costs), although a liability will arise if amortization exceeds costs deferred.

At December 31, 2003 the Company has not incurred any deferred stripping costs.

Stock Issued For Services

The value of stock issued for services is based on market value of the Company’s common stock at the date of issue or management’s estimate of the fair value of the services received, whichever is more reliably measurable.

Research and Development Costs

Generally accepted accounting principles state that costs that provide no discernible future benefits, or allocating costs on the basis of association with revenues or among several accounting periods that serve no useful purpose, should be charged to expense in the period occurred. SFAS No. 2 “Accounting for Research and Development Costs” requires that certain costs be charged to current operations including, but not limited to: salaries and benefits; contract labor; consulting and professional fees; depreciation; repairs and maintenance on operational assets used in the production of prototypes; testing and modifying product and service capabilities and design; and, other similar costs.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 — Summary of Significant Accounting Policies — Continued

Property and Equipment:

Property and equipment are stated at cost. Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. When applicable, leasehold improvements and capital leases are amortized over the lives of respective leases, or the service lives of the improvements, whichever is less.

YEARS
Computer equipment, peripherals and software	2-3
Office equipment	3-5
Furniture and fixtures	5-7

Expenditures for renewals and improvements that significantly extend the useful life of an asset are capitalized. The costs of software used in the business operations are capitalized and amortized over their expected useful lives. Expenditures for maintenance and repairs are charged to operations when incurred. When assets are sold or retired, the cost of the asset and the related accumulated depreciation are removed from the accounts and any gain or loss is recognized at such time. The straight-line method of depreciation is used for financial reporting purposes.

Mineral Properties

Acquisition cost and exploration and development expenditures incurred on non-producing mineral properties identified as having development potential, are deferred until the viability of the property is determined.

Option payments received are treated as a recovery mineral property costs. Option payments are at the discretion of the optionee and accordingly are accounted for on a cash basis or when receipt is reasonably assured.

Holding costs to maintain a property on a care and maintenance basis are expense as incurred.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 — Summary of Significant Accounting Policies — Continued

Management reviews the carrying value of the Corporation’s interest in each property on a quarterly basis. Where information and conditions suggest impairment, these properties are written down to net recoverable amount, based on estimated future cash flows. Management’s estimates of gold price, mineralized materials, operating capital and reclamation costs are subject to risks and uncertainties affecting the recoverability of the Corporation’s investment in property, plant and equipment. Although management has made its best estimate of these factors based on current conditions, it is possible that changes could occur in the near term that could adversely affect management’s estimate of net cash flows expected to be generated from its operating properties and the need for possible asset impairment write-downs.

Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses if carrying value can be recovered.

Property acquisition and development costs are carried at cost less accumulated amortization and write-downs. Amortization during production is provided on the units-of production method based on mineralized materials.

Provision for Future Reclamation and Closure Costs

Minimum standards for mine site reclamation and closure have been established by various government agencies that affect certain operations of the Corporation. The Corporation calculates its estimates of reclamation liability based on current laws and regulations and the expected future costs to be incurred in reclaiming, restoring and closing its operating mine sites. It is possible that the Corporation’s estimate of its reclamation, site restoration and closure liability could change in the near term due to possible changes in laws and regulations and changes in cost estimates.

During mine production, a provision for reclamation and mine closure is charged to earnings over the mine life on a units-of-production basis.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 — Summary of Significant Accounting Policies — Continued

Recent Authoritative Pronouncements

The FASB has recently issued several new accounting pronouncements which may apply to the Company.

SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” supercedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”. Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS No. 144 provides additional implementation guidance. SFAS 144 excludes goodwill and intangibles not being amortized among other exclusions. SFAS No. 144 also supercedes the provisions of APB Opinion No. 30, “Reporting the Results of Operations,” pertaining to discontinued operations. Separate reporting of a discontinued operation is still required, but SFAS No. 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 did not have a material effect on the Company’s financial position, results of operations or liquidity.

SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” updates, clarifies, and simplifies existing accounting pronouncements. SFAS No. 145 rescinds SFAS 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4, and is no longer necessary because SFAS No. 4 has been rescinded. SFAS No. 44 was issued to establish accounting requirements for the effects of transition to the provisions of the motor Carrier Act of 1980.

SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions is accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with FASB’s goal requiring similar accounting treatment for transaction that have similar economic effects. This statement is effective for fiscal years beginning after May 15, 2002. The adoption of SFAS No. 145 is not expected to have a material impact on the Company’s financial position, results of operations or liquidity.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 — Summary of Significant Accounting Policies — Continued

Statement No. 146, “Accounting for Exit or Disposal Activities” addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities that are currently accounted for pursuant to the guidelines set forth in Emerging Issues Task Force (“EITF”) No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (including Certain Cost Incurred in a Restructuring),” cost related to terminating a contract that is not a capital lease and one-time benefit arrangements received by employees who are involuntarily terminated — nullifying the guidance under EITF No. 94-3. Under SFAS No. 146, the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the Company committed to the exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002 with earlier application encouraged. The adoption of SFAS No. 146 is not expected to have a material impact on the Company’s financial position, results of operations or liquidity.

SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, amends SFAS No. 123, “Accounting for Stock-Based Compensation.” In response to a growing number of companies announcing plans to record expenses for the fair value of stock options, SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The Statement also improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. In the past, companies were required to make pro forma disclosures only in annual financial statements. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

The Company adopted the disclosure provisions of SFAS No. 148 for the year ended December 31, 2002, but will continue to use the method under APB Opinion No. 25 in accounting for stock options. The adoption of the disclosure provisions of SFAS No. 148 did not have a material impact on the Company’s financial position, results of operations or liquidity.

In May 2003, the FASB issued Statement No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 — Summary of Significant Accounting Policies — Continued

Company is currently classifying financial instruments within the scope of this Statement in accordance with this Statement. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not believe that this Statement will have a material impact on the Company’s financial statements.

Earnings Per Common Share:

In calculating earnings per common share, basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding, excluding the diluted effects of stock options. Currently, the Company has no stock options outstanding.

Use of Estimates:

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenditures during the reported periods. Actual results could differ materially from those estimates. Estimates may include, but not be limited to, those pertaining to the estimated useful lives of property and equipment and software, determining the estimated net realizable value of receivables, and the realization of deferred tax assets.

Stock-Based Compensation:

The Company will account for stock-based compensation using the intrinsic vale method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. Compensation costs for stock options, if any, are measured as the excess of the quoted market price of the Company’s stock at the date of grant over the amount the employee must pay to acquire the stock. Restricted stock is recorded as compensation costs over the requisite vesting periods based on the market value on the date of grant. Compensation costs for shares issued under performance share plans are recorded based upon the current market value of the Company’s stock at the end of each period.

Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The Company is electing to use APB Opinion No. 25 as its method of accounting and is adopting the disclosure requirements of SFAS No. 123.

The fair value of each option grant is to be estimated on the date of grant using the Black-Scholes option pricing model and certain weighted-average assumptions. As of December 31, 2003 no options have been granted.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 — Summary of Significant Accounting Policies — Continued

Risks and Uncertainties:

Management regularly evaluates risks and uncertainties and, when probable that a loss or expense will be incurred, a charge to current period operations is recorded.

Income Taxes:

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Note 2 — Other Current Assets

At December 31, 2003, other current assets include the following:

Prepaid Consulting	25,000
Acquisition Deposit	10,000
Prepaid Rent	7,000
Other	6,291
Total	$48,291

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 3 — Mineral Properties

	December 31, 2003
	Cost	Accumulated Amortization and Write downs	Net
MINERAL PROPERTIES:

Placer Gold Properties	$100,000	$--	$100,000
Big Mike Copper Mine	119,138	--	119,138
Plum Gold Properties	1,025,699	--	1,025,699
Water rights	90,000	--	90,000
	$1,334,837	$--	$1,334,837

	December 31, 2003
	Acquisition Cost	Exploration/Permit Cost	Net
MINERAL PROPERTIES:

Placer Gold Properties	$100,000	$--	$100,000
Big Mike Copper Mine	119,138	--	119,138
Plum Gold Properties	1,025,699	--	1,025,699
Water rights	90,000	--	90,000
	$1,334,837	$--	$1,334,837

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 3 — Mineral Properties — Continued

Placer Gold Properties and Big Mike Copper Mine

In March 2003 the Company, pursuant to a Plan and Agreement of Reorganization, acquired GoldSpring LLC (the Placer Gold Properties) and Ecovat Copper Nevada LLC (the Big Mike Copper Mine). Total consideration paid for the Placer Gold mineral properties and Big Mike Copper Mine was $100,000 and $119,138 respectively.

The Company will pay a 2% net smelter royalty for gold production at the Placer Gold Properties once the $4,650,000 20% net proceeds contingent production royalty obligation has been satisfied.

Plum Gold Properties

The Plum Gold Properties were acquired as part of the acquisition of Plum Mining Company, LLC in November of 2003, for a total of $1,400,000 that consisted of a cash payment of $200,000, 549,177 restricted common shares valued at $200,000 and a promissory note payable for $1,000,000.

Upon commencement of production at the Billie the Kid/Lucerne project, the Company shall pay royalties to the two lessors totaling the greater of $1,000 per month or a percentage of the Net Smelter Returns (The percentage varies based on the price of gold — 3% if gold is less than $400 per ounce, 4% if gold is in the $400‘s per ounce and 5% if gold is $500 or greater per ounce.).

Note 4 — Plant and Equipment

At December 31, plant and equipment consists of the following:

	Cost	Accumulated Amortization and Write downs	Net

Gold Properties	$948,157	$--	$948,157
Corporate	4,500	--	4,500
	$952,657	$--	$952,657

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 5 — Accrued Reclamation and Closure Costs

The Nevada Revised Statutes and regulations promulgated there under by the Nevada State Environmental Commission and Division of Environmental Protection requires surety to be posted for mining projects to assure the Company will leave the site safe, stable, and capable of providing for a productive post-mining land use. Pursuant to the approved Reclamation Plan for Billie the Kid, the Company posted a surety in the amount of $321,000, of which $145,000 came in the form of a cash deposit and the balance was secured from a surety agent.

At December 31, 2003 the Company has not accrued any reclamation and closure costs.

Note 6 — Note Payable — Related Party

Non-interest bearing note payable to a shareholder of the Company; payable in ten quarterly payments of $100,000 through June 2006.	$1,000,000
Less current portion	(400,000)
$600,000

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 7 — Stockholders’ Equity

Common Stock

On September 27, 2002, the stockholders approved an amendment to the Company’s Articles of Incorporation pursuant to which the Company will increase the authorized shares of common stock from 50,000,000 to 150,000,000.

On February 4, 2002, the Board of Directors approved an 11-1 forward split of the Company’s outstanding stock. At the time of the stock split outstanding common shares totaling 2,207,450 was exchanged for 24,281,950 common shares.

In October 2002, the Company issued an aggregate of 726,932 shares for consulting services to be rendered. The Company valued these common shares at the fair market value on the issuance date of $23,278, which will be amortized over the service period.

On December 6, 2002, the Board of Directors approved a 25-1 reverse split of the Company’s outstanding stock. At the time of the stock split, outstanding common shares totaling 25,033,882 were exchanged for 1,001,335 common shares.

During December 2002, the Company entered into consulting agreements for investor relations and business advisory services to be rendered. As compensation for these services the Company issued an aggregate of 18,500,000 shares of common stock to these consultants. The Company valued these common shares at the fair market value on the contract date of $18,685,000. Concurrent with the termination agreement previously described in Note A, 16,500,000 of these shares were surrendered to treasury and retired which was recorded as of December 31, 2002 at the issuance cost of $1.01 per share (the fair market value on the issuance date) aggregating $16,665,000 that also was recorded as a reduction to deferred consulting fees and additional paid-in capital. The consulting services were realized during 2003.

In March 2003, the Company amended its articles of incorporation thereby increasing the authorized number of common shares to 500,000,000.

In March 2003, prior to the Plan and Agreement of Reorganization by exchange by GoldSpring, Inc., the Company entered into three consulting agreements whereby the Company issued an aggregate of 24,000,000 shares of stock, with an aggregate offering price of $2,080,000 (fair market value at the time of the contracts) in exchange for consulting services. Such consulting services were expensed during 2003.

In August 2003, the Company issued 89,000 shares of its common stock valued at $.17 per share, with an aggregate price of $15,130 for consulting services.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 7 — Stockholders’ Equity — Continued

In August 2003, the Company issued 2,000,000 shares of its common stock valued at $.125 per share, with an aggregate price of $250,000. 200,000 shares were issued for geological services and 800,000 shares were issued for deposit on equipment to be purchased and 1,000,000 shares were issued for cash proceeds of $125,000.

In September 2003, the Company issued 36,000,000 shares its common stock at a price of $0.0496 per share, for an aggregate offering of $1,785,008.

Quasi reorganization

As of June 30, 2003, the Company had disposed of all of its operating assets and was in the process of settling all of its outstanding liabilities and seeking a merger partner. Accordingly, the Company has changed its business focus. The Board of Directors elected to restate the balance sheet as a “quasi-reorganization”. In a quasi-reorganization, the deficit in retained earnings is eliminated by charging paid-in capital. In effect, this gives the balance sheet a “fresh-start”. Beginning July 1, 2003 and continuing forward, the Company will be crediting net income and charging net losses to retained earnings.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 7 — Stockholders’ Equity — Continued

Cancellation of Shareholder Debt:

In March 2003, in consideration for the issuance of 1,198,726 restricted shares of common stock, certain shareholders of the Company canceled all of the debt and promissory notes and accrued interest owed to them by the Company. At December 31, 2002, these shares were recorded in stockholders equity as shares issued at an aggregate amount of $203,897.

Forward Stock Split

In September 2003, the Board of Directors approved a 10 for 11 forward split of the Company’s outstanding common stock. At the time of the stock split outstanding common shares totaling 156,276,346 was exchanged for 171,904,000 common shares.

Note 8 — Stock Based Compensation

The Company will account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, under which no compensation cost for stock options is recognized for stock option awards granted at or above fair market value. If the compensation expense for the Company’s three stock-based plans are determined based upon fair values at the grant dates for awards under these plans in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, the Company’s net earnings and earnings per share will be reduced to pro forma amounts to be disclosed in the financial statements for the applicable periods.

As of December 31, 2003, the Company has not granted any stock options or rights.

Note 9- Earnings (Loss) Per Share of Common Stock

Statement of Financial Accounting Standards No 128, “Earnings Per Share,” requires two presentations of earnings (loss) per share — “basic” and “diluted.” Basic earnings per share is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings (loss) per share is similar to basic earning per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. The numerator in calculating both basic and diluted earnings (loss) per share for each period is the reported net income (loss). The denominator is based on the following weighted-average number of common shares outstanding for each of the respective periods:

December 31, 2003	December 31, 2002
135,138,511	4,228,181

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 9- Earnings (Loss) Per Share of Common Stock — Continued

A difference between basic and diluted weighted-average common shares arises from the assumption that dilutive stock options outstanding, if any, are exercised. Stock options and warrants are not included in the diluted earnings (loss) per share calculation when the exercise price is greater than the average market price. The Company did not have any stock options or warrants outstanding as of December 31, 2003.

Note 10 — Income Taxes

The Company did not provide any current or deferred US federal or state income tax provision or benefit through the year ended December 31, 2002 because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of a net operating loss, because of the uncertainty regarding its realizability through December 31, 2002.

At December 31, 2002 the Company had a net operating loss carry forward of approximately $570,000; this amount has been reclassified to additional paid-in capital under the quasi-reorganization previously described. At December 31, 2003 the Company had a net operating loss of approximately $4,700,000. Utilization of this net operating loss, which begins to expire in year 2023, may be subject to certain limitations under section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state tax laws. Due to the change in the nature of the Company’s operations and the expected likelihood that the net operating loss carry forward may be utilized, management has elected to recognize a deferred tax benefit of $1,880,000 offset by a valuation allowance of $940,000.

The components of the income tax benefit for the year ended December 31, 2003 were as follows:

Current	$--
Deferred:
Federal	940,000
State	--
$940,000

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets at December 31, 2003 are approximately as follows:

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Note 10 — Income Taxes — Continued

Years ended December 31, 2003 and 2002

2003
Net operating loss carryforward	$1,880,000
Valuation allowance for deferred tax assets.	(940,000)
Net deferred tax assets	$940,000

Note 11 – Subsequent Events

On February 10, 2004, the Company announced a Restricted Private Placement for accredited private investors for a maximum of $500,000 (66 2/3 units). Units of $7,500 consisting of 10,000 shares of the Company’s restricted common stock, par value $.000666 and 5,000 warrants exercisable at $1.00 for a one-year period. The Company has the right to redeem the restricted shares from the investors within 120 days of the purchase of the shares at the same price paid by the investor and the investor will retain the warrants. The warrants/converted shares shall have registration rights commencing 180 days after the date of issuance. The restricted shares shall remain restricted for one year if not redeemed. This Offering remained open for 10 business days on a first come basis and closed on February 23, 2004.

On March 12, 2004, the Company raised a total of $10 million in a private placement to institutional and accredited investors through the issuance of 21,739,130 shares of unregistered common stock. The investors will also receive Series A warrants to purchase 50% additional shares of common stock, at an exercise price of $0.86 per share and Series B warrants, providing investors the opportunity to invest an additional $5 million at an exercise price of $.46 per share.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 12 — Consulting Fees

Consulting Fees provided in Exchange for Common Stock	$4,163,408

Other	94,827
Total Consulting Expenses	$4,258,235

Prior to the Plan and Agreement of Reorganization by exchange by GoldSpring, Inc., the Company had entered into various contractual arrangements whereby the Company would issue common stock as consideration for investor relations, business advisory and related consulting services. A total of 26,726,932 common shares valued at $4,123,278 were issued for consulting services during the period February 2002 through March 11, 2003 (See Note G for further details). The entire amount was recorded as an expense in 2003.

GLOSSARY

The following is a glossary of terms that will be used throughout this document. The glossary is being provided to help any person reading this document to understand certain terms.

“ASSAY” means to test ores or minerals by chemical or other methods for the purpose of determining the amount of valuable metals contained.

“BRECCIA” means rock consisting of fragments, more or less angular, in a matrix of finer-grained material or of cementing material.

“BONANZA” means a compact mass of very high-grade ore. Average Bonanza grades are 2.3 ounces of gold per ton and 43 ounces of silver per ton.

“CLAIM” means a mining title giving its holder the right to prospect, explore for and exploit minerals within a defined area.

“COMMON SHARES” means common shares without par value of GoldSpring, Inc.

“CORPORATE STOCK TRANSFER” means GoldSpring’s registrar and transfer agent, Corporate Stock Transfer of Denver, Colorado.

“DEPOSIT” means an informal term for an accumulation of mineral ores.

“DORE” means unrefined gold and silver bullion consisting of approximately 90% precious metals, which will be further refined to almost pure metal.

“DUMPS” means depositories of unprocessed material rejected from prior mining operations.

“FAULT” means a fracture in rock along which there has been displacement of the two sides parallel to the fracture.

“HEAP LEACH” means a gold extraction method that percolates a cyanide solution through ore heaped on an impervious pad or base.

“MINERALIZATION” means the concentration of metals within a body of rock.

“MINERALIZED MATERIAL” is a mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Such a deposit does not qualify as a reserve, until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility.

“NET SMELTER RETURNS” means the actual financial proceeds received from any mint, smelter, refinery, or other purchaser, from the sale of bullion, dore, concentrates or finished products, less the cost of shipping, and all minting, smelter or refinery costs.

“ORE” means material containing minerals that can be economically extracted.

“OXIDE” means mineralized rock in which some of the original minerals have been oxidized (i.e., combined with oxygen). Oxidation tends to make the ore more porous and permits a more complete permeation of cyanide solutions so that minute particles of gold in the interior of the minerals will be more readily dissolved.

i

“PATENT” means Fee simple title (private land) obtained from a State or Federal government to land containing a valid mineral discovery.

“PROBABLE RESERVES” means reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

“PROVEN RESERVES” means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth, and mineral content of reserves are well-established.

“RECOVERY” means that portion of the metal contained in the ore that is successfully extracted by processing, expressed as a percentage.

“RESERVES” or “ORE RESERVES” mean that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination.

“REVERSE CIRCULATION DRILLING” means a drilling process using air pressure to push cuttings (rock/material) through the barrel of the drill stem to the surface where they are collected for sampling on 5 foot intervals for assaying and evaluation of the rock type and mineralization characteristics.

“SAMPLING” means selecting a fractional, but representative, part of a mineral deposit for analysis.

“SEDIMENT” means solid material settled from suspension in a liquid.

        “SULFIDE” means a compound of sulfur and some other element.

“TRENCHING” means prospecting in which subsurface strata are exposed by digging pits across the strike of a lode.

“VEIN” means a fissure, fault or crack in a rock filled by minerals that have traveled upwards from some deep source.

“WASTE” means rock lacking sufficient grade and/or other characteristics of ore.

ii

GOLDSPRING, INC.

43,689,945 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

October ___ , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
Commission registration fee	$3,663
Legal fees and expenses (1)	$130,000
Accounting fees and expenses (1)	$15,000
Miscellaneous and Printing fees(1)	$10,000
Total (1)	$158,663

(1)     Estimated.

Item 14.    Indemnification of Directors, Officers, Employees and Agents.

Section 607.0850 of the Florida Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we are aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and could be, therefore, unenforceable as a matter of public policy. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities.

On March 22, 2004, we issued a total of 21,739,129 shares of our common stock to the following investors. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. These investors represented that they were accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Gamma Opportunity Capital Partners, LP	1,630,435
Longview Fund LP	1,630,435
Longview Equity Fund, LP (5)	2,445,652
Longview International Equity Fund, LP (5)	815,217
Alpha Capital Aktiengesellschaft (4)	1,086,957
Capital Ventures International (6)	2,173,913
Portside Growth and Opportunity Fund (7)	543,478
Enable Growth Partners L.P. (8)	434,783
Whalehaven Funds Limited (9)	326,087
Stonestreet Limited Partnership (10)	760,870
Smithfield Fiduciary LLC (11)	543,478
TCMP3 Partners LLP (12)	217,391
Bristol Investment Fund, Ltd. (13)	652,174
Vertical Ventures, LLC (14)	543,478
Merriman Curhan Ford Corporation (15)	272,826
A. Tod Hindin	108,696
Kenneth R. Werner Revocable Trust	108,696
Thomas P. O'Shea, Jr	65,217
D. Jonathan Merriman	65,217
Brock Ganeles	54,348
Elise Stern	54,348
Craig E. Sultan	54,348
Carl Frankson	54,348
Jon M. Plexico	43,478
Pete Marcil	43,478
David Bain	43,478
Steven R. Sarracino	42,391
Gregory S. Curhan	21,739
John Hiestand	21,739

Robert E. Ford	21,739
Eric Wold	21,739
Christopher Aguilar	21,739
Peter A. Blackwood	21,739
Genesis Microcap Inc. (16)	217,391
John V. Winfield	1,630,435
John V. Winfield IRA-1	1,086,957
John V. Winfield IRA-2	543,478
Santa Fe Financial Corp. (17)	543,478
Portsmouth Square, Inc. (17)	543,478
Intergroup Corp. (17)	2,173,913
Erik Franklin	54,348

In February 2004, we issued a total of 443,333 shares of our common stock to the following investors. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. These investors represented that they were accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Joanne T. Becker InterVivos Trust	20,000
Charles and Genevieve Holmes	10,000
Rodney Mayberry	20,000
Gerald Jenkins	10,000
Isaac and Donna Ward	20,000
David Salari	10,000
Alan Ward	10,000
John Wilkins	10,000
Thomas and Barbara Worthen	10,000
Mark and Jennifer Ward	193,333
Gordon Randy Lane	100,000
Robert Faber	10,000
Stephen Parent	10,000
Lisa Boksenbaum	10,000

On January 12, 2004, we issued a total of 50,000 shares to Purnendu K. Rana Medhi pursuant to a consulting agreement. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Medhi had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On November 11, 2003, we issued 64,486 shares to Jeffrey Jolcover for the purchase of the water rights with the Plum Mining acquisition. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Jolcover had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On November 6, 2003, we issued a total of 64,486 shares to Scott Jolcover for the purchase of the water rights with the Plum Mining acquisition. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Jolcover had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On November 6, 2003, we issued 594,177 shares to acquire The Plum Mining Company LLC. The W. Hughes Brockbank Living Trust was issued 534,759 restricted common shares and Scott Jolcover was issued 59,418 restricted common shares. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, W. Hughes Brockbank Living Trust and Scott Jolcover had the necessary investment intent as required by Section 4(2) since it agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On September 16, 2003 we issued a total of 38,000,000 shares to the following investors: Jubilee Investment Trust PLC-36,000,000 shares; Mark D. Ward & Jennifer H. Ward-1,000,000 shares; Terry Plummer-800,000 shares; and Jerrie W. Gasch-200,000 shares. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. These investors represented that they were accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On August 21, 2003, we issued 39,000 shares to Frederick L. Conquest for services rendered to us and on September 16, 2003 we issued an additional 50,000 shares to Frederick L. Conquest for services rendered to us. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Conquest had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On June 24, 2003, we erroneously issued 10,000,000 shares to Antonio Treminio. Such shares were subsequently returned to us by mutual consent of both us and Mr. Treminio and were cancelled.

On March 24, 2003, we issued 509,460 shares to Sylvio Martini for the cancellation of debt to us and 677,533 shares to Antonio Treminio for the cancellation of debt to us. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Treminio and Martini had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Effective March 11, 2003 we issued 90,000,000 shares to Ecovery, Inc. pursuant to an Agreement and Plan of Reorganization. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Ecovery represented that it was an accredited investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Ecovery had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 20, 2002 we issued 79,500,000 shares to ARN Invest ApS pursuant to a Stock Purchase Agreement and Share Exchange. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. ARN Invest Aps represented that it was an accredited investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, ARN Invest Aps had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction. These shares were subsequently returned to us and cancelled when the Agreement was deemed null and void.

On December 5, 2002, we issued 2,009 shares to Keith Richardson as a settlement with Mr. Richardson. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Richardson had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On October 20, 2002, we issued 754,000 shares to Stanley Medinger for services rendered to us. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Medinger had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Item 16.    Exhibits and Financial Statement Schedules.

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT	DESCRIPTION

3.1	(a)	Articles of Incorporation of Click and Call Corp. *

3.1	(b)	Articles of Amendment to Articles of Incorporation of Click and Call Corp. *

3.1	(c)	Articles of Amendment to Articles of Incorporation of Startcall.com Inc. *

3.1	(d)	Articles of Amendment to Articles of Incorporation of Startcall.com Inc. *

3.1	(e)	Articles of Amendment to Articles of Incorporation of Startcall.com Inc. *

3.1	(f)	Articles of Amendment to Articles of Incorporation of Visator, Inc. *

3.1	(g)	Articles of Organization — Plum Mining Co., LLC *

3.2	By-Laws *

5.1	Opinion and Consent of Anslow & Jaclin, LLP

10.1	Subscription Agreement *

10.2	Common Stock Purchase Warrant A *

10.3	Common Stock Purchase Warrant (Green Shoe) *

10.4	Funds Escrow Agreement *

21.1	Subsidiaries of GoldSpring, Inc. *

23.1	Consent of Jewett, Schwartz & Associates, independent auditors.

24.1	Power of Attorney (included on signature page of Registration Statement)

* Filed with the original Form S-1 on April 21, 2004 (SEC File # 333-114697).

Item 17.    Undertakings.

(A)     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

II-8

(iii)

Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)     Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C)     Undertaking Required by Regulation S-B, Item 512(f)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 14th day of October, 2004.

GOLDSPRING, INC.

By:	/s/ Robert T. Faber
ROBERT T. FABER PRESIDENT AND CHIEF EXECUTIVE OFFICER

POWER OF ATTORNEY

The undersigned directors and officers of GoldSpring, Inc. hereby constitute and appoint Stephen Bruce Parent, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ John F. Cook JOHN F. COOK	Chairman of the Board of Directors	October 14, 2004

/s/ Robert T. Faber ROBERT T. FABER	President, Chief Executive Officer, Secretary and acting-Chief Financial Officer	October 14, 2004

STEPHEN B. PARENT	Director	October 14, 2004

/s/ Leslie L. Cahan LESLIE L. CAHAN	Director	October 14, 2004

/s/ Purendu K. Rana Medhi PURENDU K. RANA MEDHI	Director	October 14, 2004

/s/ Christopher L. Aguilar Christopher L. Aguilar	Director	October 14, 2004

/s/ Todd S. Brown TODD S. BROWN	Director	October 14, 2004

/s/ Stanley A. Hirschman STANLEY A. HIRSCHMAN	Director	October 14, 2004

/s/ Phillip E. Pearce PHILLIP E. PEARCE	Director	October 14, 2004

/s/ Jerrie W. Gasch JERRIE W. GASCH	Director	October 14, 2004